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                                                                     Exhibit 4.1




                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                    TEKELEC,

                                 BUCKAROO, INC.,

                                  TAQUA, INC.,

             BESSEMER VENTURE PARTNERS V L.P., as a Representative,

                                       and

                  COLUMBIA CAPITAL, L.L.C., as a Representative

                          Dated as of February 25, 2004
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                                TABLE OF CONTENTS

ARTICLE I THE MERGER........................................................   1
      1.1   Merger and Effect of Merger.....................................   1
      1.2   Method of Effecting Merger; Closing.............................   2
      1.3   Conversion of Acquisition Subsidiary Capital Stock..............   2
      1.4   Merger Consideration............................................   2
      1.5   Options and Warrants............................................   5
      1.6   Stockholders' Rights upon Merger................................   6
      1.7   Surrender and Payment for Company Shares........................   6
      1.8   Deliveries of the Company at Closing............................   9
      1.9   Deliveries of Tekelec at Closing................................   9
      1.10  Escrow..........................................................  10
      1.11  Certificate of Incorporation and Bylaws of the Surviving
            Corporation.....................................................  10
      1.12  Directors and Officers of the Surviving Corporation.............  10
      1.13  Appointment of Stockholders' Representatives....................  10

Article II REPRESENTATIONS AND WARRANTIES OF COMPANY........................  13
      2.1   Corporate Organization, Qualification and Power.................  13
      2.2   No Subsidiaries.................................................  13
      2.3   Capitalization and Related Matters..............................  13
      2.4   Ownership of  Stock; Enforceability; Noncontravention...........  14
      2.5   Financial Statements............................................  15
      2.6   Books and Records...............................................  16
      2.7   No Undisclosed Liabilities......................................  16
      2.8   Taxes...........................................................  16
      2.9   Assets and Real Property........................................  19
      2.10  Necessary Property and Transfer of Assets.......................  21
      2.11  Accounts Receivable; Inventories................................  21
      2.12  Contracts and Commitments.......................................  21
      2.13  Validity of Contracts...........................................  22
      2.14  Intellectual Property...........................................  23
      2.15  Litigation......................................................  26
      2.16  Insurance.......................................................  26
      2.17  Absence of Certain Changes......................................  27
      2.18  No Breach of Law or Governing Document; Licenses and
            Permits.........................................................  28
      2.19  Transactions with Related Persons; Outside Interests............  29
      2.20  Bank Accounts of the Company....................................  29
      2.21  Environmental Matters...........................................  29
      2.22  Officers, Directors, Employees, Consultants and Agents;
            Compensation....................................................  31
      2.23  Labor Matters...................................................  32
      2.24  Employee Benefit Matters........................................  32
      2.25  Overtime, Back Wages, Vacation and Minimum Wage.................  34
      2.26  Occupational Safety and Health..................................  34
      2.27  Customers and Suppliers.........................................  34
      2.28  Product and Service Warranties..................................  35
      2.29  Product Liability Claims........................................  35


                                       i
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
      2.30  Product Safety Authorities......................................  35
      2.31  Foreign Operations and Export Control...........................  36
      2.32  Takeover Statutes...............................................  36
      2.33  Fairness Opinion................................................  36
      2.34  Brokers, Finders, Other Offers..................................  36
      2.35  Disclosure......................................................  37

Article III REPRESENTATIONS AND WARRANTIES OF MAJOR STOCKHOLDERS............  37
      3.1   Stockholder Representations and Warranties......................  37

Article IV REPRESENTATIONS AND WARRANTIES OF TEKELEC........................  38
      4.1   Authorization; No Conflict......................................  38
      4.2   Capitalization of Acquisition Subsidiary........................  38
      4.3   Consents........................................................  38
      4.4   Brokers, Finders................................................  38
      4.5   Litigation......................................................  38
      4.6   Available Funds.................................................  39

Article V CERTAIN COVENANTS OF THE COMPANY..................................  39
      5.1   Execution of this Agreement; Certain Notices....................  39
      5.2   Conduct of Business of the Company..............................  39
      5.3   Notification of Certain Matters.................................  41
      5.4   Access to Information; Confidentiality..........................  43
      5.5   Commercially Reasonable Efforts; Cooperation....................  43
      5.6   Company Stockholder Approval....................................  43
      5.7   Compliance......................................................  44
      5.8   Securities and Stockholder Materials............................  44
      5.9   Takeover Statutes...............................................  44
      5.10  No Solicitation.................................................  44
      5.11  Company Preferred Stock.........................................  46

Article VI COVENANTS OF TEKELEC.............................................  47
      6.1   Notification of Certain Matters.................................  47
      6.2   Commercially Reasonable Efforts; Cooperation....................  47
      6.3   Compliance......................................................  48
      6.4   Certain Tax Matters.............................................  48
      6.5   Employee Matters................................................  48
      6.6   Maintenance of Directors and Officers Indemnification...........  48
      6.7   Treatment and Registration of Tekelec Options...................  49

Article VII ADDITIONAL COVENANTS OF THE PARTIES.............................  49
      7.1   Public Announcements............................................  49

Article VIII CONDITIONS PRECEDENT...........................................  50
      8.1   Conditions to Each Party's Obligations..........................  50
      8.2   Conditions to Obligations of the Company........................  50


                                       ii
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
      8.3   Conditions to Obligations of Tekelec and Acquisition
            Subsidiary......................................................  51

Article IX INDEMNIFICATION..................................................  53
      9.1   Indemnification of Tekelec......................................  53
      9.2   Survival........................................................  55
      9.3   Limitations.....................................................  55
      9.4   Notice of Claim; Satisfaction of Claim..........................  56
      9.5   Right to Contest Claims of Third Persons........................  57
      9.6   Exclusive Remedies..............................................  59
      9.7   Treatment of Indemnification....................................  59

Article X TERMINATION.......................................................  60
      10.1  Termination.....................................................  60

Article XI MISCELLANEOUS PROVISIONS.........................................  62
      11.1  Notice..........................................................  62
      11.2  Entire Agreement................................................  64
      11.3  Assignment; Binding Agreement...................................  64
      11.4  Amendment and Modification......................................  64
      11.5  Counterparts....................................................  64
      11.6  Headings; Interpretation........................................  64
      11.7  Expenses........................................................  65
      11.8  Remedies Cumulative.............................................  65
      11.9  Governing Law...................................................  66
      11.10 Submission to Jurisdiction; Waivers.............................  66
      11.11 No Waiver.......................................................  66
      11.12 Severability....................................................  66
      11.13 No Third Party Beneficiaries....................................  66


                                      iii
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                             INDEX OF DEFINED TERMS

1998 Plan...................................................................   5
2002 Plan...................................................................   5
Accounts Receivable.........................................................  21
Acquisition Subsidiary......................................................   1
Action......................................................................  26
Aggregate Preferred Liquidation Preference..................................   3
Aggregate Shares Deemed Outstanding.........................................   3
Agreement...................................................................   1
Assets......................................................................  20
Balance Sheet...............................................................  15
Business Day................................................................   2
Certificate of Merger.......................................................   2
Certificates................................................................   6
Closing.....................................................................   2
Closing Date................................................................   2
COBRA.......................................................................  33
Common Stock Exchange Amount................................................   3
Company.....................................................................   1
Company Acquisition Proposal................................................  45
Company Common Stock........................................................   2
Company Entities............................................................  29
Company Material Adverse Change.............................................  42
Company Material Adverse Effect.............................................  42
Company Option..............................................................   5
Company Preferred Stock.....................................................   3
Company Recommendation......................................................  44
Company Series A-1 Preferred Stock..........................................   3
Company Series B-2 Preferred Stock..........................................   3
Company Shares..............................................................   4
Company Stockholder Approval................................................  44
Company Superior Proposal...................................................  45
Company Warrants............................................................   5
Company's Acquisition Expenses..............................................  65
Confidentiality Agreement...................................................  43
Contracts...................................................................  22
DGCL........................................................................   1
Disbursement Account........................................................   4
Dissenting Shares...........................................................   6
DOJ.........................................................................  50
Effective Tax Rate..........................................................  54
Effective Time..............................................................   2
Environmental Law...........................................................  29
Environmental Permits.......................................................  30
Environmental Property......................................................  29
ERISA.......................................................................  32


                                       iv
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
Escrow......................................................................  10
Escrow Agent................................................................  10
Escrow Deposit..............................................................  10
Escrow Funds................................................................  10
Event.......................................................................  41
Exchange Act................................................................  45
Exchange Amounts............................................................   4
Financial Statements........................................................  15
FTC.........................................................................  50
GAAP........................................................................  15
Government..................................................................  19
Hazardous Materials.........................................................  30
HSR Act.....................................................................  12
Indemnified Losses..........................................................  53
Indemnified Party...........................................................  56
Indemnifying Party..........................................................  56
Initial Merger Consideration................................................   5
Law.........................................................................  28
Letter of Transmittal.......................................................   7
Liens.......................................................................  14
Losses......................................................................  53
Major Stockholders..........................................................   1
Merger......................................................................   1
Merger Consideration........................................................   5
Option Exchange Ratio.......................................................   5
Order.......................................................................  26
Ordinary Course of Business.................................................  16
Parties.....................................................................   1
Party.......................................................................   1
Payment Agent...............................................................   6
Payment Fund................................................................   7
PBGC........................................................................  33
Person......................................................................  65
Plans.......................................................................  32
Property....................................................................  20
Real Property...............................................................  20
Record Holder...............................................................   7
Regular Losses..............................................................  54
Representatives.............................................................   1
Senior Management...........................................................  13
Series A-1 Exchange Amount..................................................   4
Series A-1 Preferred Liquidation Preference.................................   4
Series B-1 Exchange Amount..................................................   4
Series B-1 Preferred Liquidation Preference.................................   4
Stockholder Indemnifying Party..............................................  57
Supermajority Recipients....................................................  11


                                       v
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
Surviving Corporation.......................................................   2
Takeover Statute............................................................  36
Tax Returns.................................................................  16
Taxes.......................................................................  19
Third Person................................................................  57
Third Person Claim..........................................................  57
Tsunami.....................................................................   1
Tsunami Common Stock........................................................   5
Tsunami Indemnified Persons.................................................  53
Tsunami Material Adverse Change.............................................  47
Tsunami Material Adverse Effect.............................................  47
Tsunami Special Third Person Claim..........................................  58
Unknown Event...............................................................  46
Update Schedule.............................................................  42

                          AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of February 25, 2004, by and among TEKELEC, a California corporation ("Tekelec"), BUCKAROO, INC., a Delaware corporation and wholly-owned subsidiary of Tekelec ("Acquisition Subsidiary"), TAQUA, INC., a Delaware corporation (the "Company"), and Bessemer Venture PARTNERS V L.P., a Delaware limited partnership, and Columbia Capital, L.L.C., a Delaware limited liability company, (collectively, the "Representatives"). Tekelec, Acquisition Subsidiary, the Representatives, and the Company are referred to herein each as a "Party" and together as the "Parties."

                                    RECITALS

            A. The respective Boards of Directors of the Company, Tekelec and Acquisition Subsidiary have approved the merger (the "Merger") of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of their respective stockholders (with respect to each Party, its "Stockholders") and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

            B. The Company, Acquisition Subsidiary, the Representatives and Tekelec desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

            C. As a condition and inducement to Tekelec and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain Stockholders (the "Major Stockholders") of the Company have entered into an Indemnification Agreement dated as of the date hereof and attached hereto as Exhibit C (the "Indemnification Agreement") pursuant to which such Stockholders have agreed to, among other things, make certain representations and indemnities for the benefit of Tekelec and Acquisition Subsidiary.

            NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 Merger and Effect of Merger.

            (a) The constituent corporations of the Merger are the Company and Acquisition Subsidiary.

            (b) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Laws of the State of Delaware (the "DGCL"), at the Effective Time (as hereinafter defined), Acquisition Subsidiary shall be merged into the Company and the separate corporate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

            (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the DGCL.

      1.2 Method of Effecting Merger; Closing.

            The Merger shall be effected as follows:

            (a) The Company shall execute a Certificate of Merger in substantially the form set forth in Exhibit A (the "Certificate of Merger") and shall cause the Certificate of Merger to be filed and recorded on the Closing Date (as hereinafter defined) with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall thereupon become effective and be consummated immediately upon the later of such filing or at such later time as may be mutually agreed by Tekelec, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

            (b) The closing of the Merger (the "Closing") shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, at 9:00 a.m., local time, on March 25, 2004, or on such other later date as Tekelec may specify (not later than April 6, 2004) or such other date as Tekelec, the Company and Acquisition Subsidiary may agree in writing (the "Closing Date"). "Business Day" shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Missouri, United States of America.

      1.3 Conversion of Acquisition Subsidiary Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding shares of the Common Stock, $0.01 par value per share, of Acquisition Subsidiary shall be converted into one share of the Common Stock of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of Common Stock of Acquisition Subsidiary, the Surviving Corporation shall promptly issue to the owner thereof a certificate representing the share of Common Stock of the Surviving Corporation into which it has been converted. After the Effective Time such share shall be the only issued and outstanding capital stock of the Surviving Corporation and shall be owned by Tekelec.

      1.4 Merger Consideration.

            (a) Subject to Sections 1.4(d) and 1.6(b) and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof,

                  (i) each of the issued and outstanding shares of Common Stock, par value of $0.001 per share, of the Company (the "Company Common Stock") shall be converted into and become the right to receive an amount in cash equal to the Common Stock Exchange Amount, plus the amount in cash, if any, payable with respect to such share in accordance with the provisions of Section 1.10 hereof and the Escrow Agreement;

                  (ii) each of the issued and outstanding shares of Series A-1 Preferred Stock, par value of $0.001 per share, of the Company (the "Company Series A-1 Preferred Stock") shall be converted into and become the right to receive an amount in cash equal to the Series A-1 Exchange Amount, plus the amount in cash, if any, payable with respect to such share in accordance with the provisions of Section 1.10 hereof and the Escrow Agreement;

                  (iii) each of the issued and outstanding shares of Series B-1 Preferred Stock, par value of $0.001 per share, of the Company (the "Company Series B-1 Preferred Stock," and together with the Company Series A-1 Preferred Stock, "Company Preferred Stock") shall be converted into and become the right to receive an amount in cash equal to the Series B-1 Exchange Amount, plus the amount in cash, if any, payable with respect to such share in accordance with the provisions of Section 1.10 hereof and the Escrow Agreement.

            (b) The following terms have the following meanings:

                  (i) "Adjusted Aggregate Shares Deemed Outstanding" means the Aggregate Shares Deemed Outstanding less the number of shares of Company Common Stock described in paragraphs (C) and (D) of the definition of Aggregate Shares Deemed Outstanding.

                  (ii) "Aggregate Preferred Liquidation Preference" means an amount equal to (A) $0.5105 multiplied by the total number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time or issuable upon exercise of any Company Warrants, plus (B) all accrued and unpaid dividends on such shares of Company Preferred Stock.

                  (iii) "Aggregate Shares Deemed Outstanding" means (A) the number of shares of Company Common Stock actually issued and outstanding immediately prior to the Effective Time, plus (B) the maximum number of shares issuable upon conversion of all the shares of Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time, plus (C) the maximum number of shares of Company Common Stock issuable upon exercise with respect to Company Warrants for the purchase of Company Common Stock, and conversion after exercise with respect to Company Warrants for the purchase of Company Preferred Stock, of the unexercised portion of each of the Company Warrants which remain outstanding immediately prior to the Effective Time, plus (D) the maximum number of shares of Company Common Stock issuable upon exercise of each of the Company Options which remain outstanding immediately prior to the Effective Time.

                  (iv) "Common Stock Exchange Amount" means the amount per share of Company Common Stock determined by dividing (A) the amount equal to $94,500,000 minus the sum of (1) the Company's Acquisition Expenses, plus
      (2) the

      Aggregate Preferred Liquidation Preference, by (B) the Aggregate Shares Deemed Outstanding, and then subtracting therefrom the amount determined by dividing (A) the sum of the Escrow Deposit and the Disbursement Account by (B) the Adjusted Aggregate Shares Deemed Outstanding.

                  (v) "Company Shares" means the Company Common Stock and the Company Preferred Stock.

                  (vi) "Disbursement Account" means the amount of $150,000, which shall be utilized by the Representatives (as hereinafter defined)
      (i) to pay any and all expenses incurred by the Representatives in the performance of their duties on behalf of the Stockholders, and (ii) to reimburse the Representatives in the event that the Representatives are entitled to indemnification for Losses pursuant to Section 1.13 hereof; it being understood, however, that as provided in the Escrow Agreement, the Representatives shall also be entitled to reimbursement from the Escrow Funds in certain circumstances in the event that the aggregate costs, expenses or losses incurred by such Representatives in the performance of their duties on behalf of the Stockholders exceed $150,000.

                  (vii) "Exchange Amounts" means, collectively, the Common Stock Exchange Amount, the Series A-1 Exchange Amount and the Series B-1 Exchange Amount.

                  (viii)"Series A-1 Preferred Liquidation Preference" means an amount per share of Company Series A-1 Preferred Stock equal to (A) $0.5105, plus (B) all accrued and unpaid dividends on such share of Company Series A-1 Preferred Stock immediately prior to the Effective Time.

                  (ix) "Series A-1 Exchange Amount" means the amount per share of Company Series A-1 Preferred Stock equal to (A) the product derived by multiplying the Common Stock Exchange Amount times the number of shares of Company Common Stock into which such share of Series A-1 Preferred Stock is convertible into immediately prior to the Effective Time, plus (B) the Series A-1 Preferred Liquidation Preference.

                  (x) "Series B-1 Preferred Liquidation Preference" means an amount per share of Company Series B-1 Preferred Stock equal to (A) $0.5105, plus (B) all accrued and unpaid dividends on such share of Company Series B-1 Preferred Stock immediately prior to the Effective Time.

                  (xi) "Series B-1 Exchange Amount" means the amount per share of Company Series B-1 Preferred Stock equal to (A) the product derived by multiplying the Common Stock Exchange Amount times the number of shares of Company Common Stock into which such share of Series B-1 Preferred Stock is convertible into immediately prior to the Effective Time, plus (B) the Series B-1 Preferred Liquidation Preference.

            (c) The aggregate amount of cash to be paid by Tekelec in payment of the Exchange Amounts and in payment of the Escrow Deposit and the Disbursement Account is referred to herein as the "Merger Consideration." The aggregate amount of cash paid by Tekelec pursuant to Section 1.4(a) in payment of the Exchange Amounts is referred to herein as the "Initial Merger Consideration." In no event shall the Initial Merger Consideration be an amount in excess of $94,500,000 minus the sum of (i) the Escrow Deposit, plus (ii) the Company's Acquisition Expenses, plus
(iii) the aggregate Warrant Consideration, plus (iv) the Disbursement Account. In accordance with the terms of this Agreement, the Escrow Agreement and the Indemnification Agreement, the Tekelec Indemnified Persons shall have the right in certain circumstances to recover and be paid back a portion of the Merger Consideration.

            (d) The Exchange Amounts shall be subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization, or other change in the terms applicable to Company Shares which occurs on or after the date of this Agreement and prior to the Effective Time. The provisions of Section 5.11 hereby shall apply in the event that any shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock are issued on or after the date of this Agreement and prior to the Effective Time.

            (e) Each of the Company Shares held in the treasury of the Company, if any, shall be canceled as of the Effective Time, and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of the Company of any of the shares of capital stock of the Company outstanding at the Effective Time.

      1.5 Options and Warrants.

            (a) With respect to any un-exercised option to purchase shares of Company Common Stock issued under the Taqua, Inc. 2002 Stock Incentive Plan (the "2002 Plan") or the Taqua Systems, Inc. 1998 Stock Option Plan (the "1998 Plan") such option (each a "Company Option") shall, by virtue of the Merger, cease to be an option to purchase shares of Company Common Stock and shall instead become an option to purchase shares of Tekelec as set forth herein. Each option to purchase a share of Company Common Stock shall become an option to purchase the number of shares of Common Stock, without par value, of Tekelec ("Tekelec Common Stock") (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Option Exchange Ratio, at an exercise price per share of Tekelec Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of such Company Option divided by the Option Exchange Ratio. The "Option Exchange Ratio" shall be defined as the amount determined by dividing (i) the sum of (A) the Common Stock Exchange Amount plus (B) an amount determined by dividing (1) the sum of the Escrow Deposit and the Disbursement Account by (2) the Adjusted Aggregate Shares Deemed Outstanding, by (ii) the average closing price per share of Tekelec Common Stock, as published by The Wall Street Journal, for the ten
(10) trading days ending on and including the last trading day prior to the Closing Date. All other terms and conditions of such options shall remain as set forth in the applicable option agreement issued under the 1998 Plan or 2002 Plan, as the case may be.

            (b) At the Effective Time, each then-outstanding warrant to purchase shares of Company Common Stock or Company Preferred Stock ("Company Warrants") shall, pursuant to its terms as a result of the Merger, cease to be a warrant to purchase shares of Company

Common Stock or Company Preferred Stock and, upon surrender thereof to the Payment Agent and payment to the Surviving Corporation of the exercise price, as adjusted as a result of the consummation of Merger, therefor and compliance with the other terms of such Company Warrant, each holder of a Company Warrant shall be entitled to receive an amount in cash equal to the product derived by multiplying (i) the sum of (A) the Exchange Amount applicable to the class of Company Shares for which such Company Warrant is exercisable, plus (B) an amount determined by dividing (1) the sum of the Escrow Deposit and the Disbursement Account by (2) the Adjusted Aggregate Shares Deemed Outstanding times (ii) the number of shares of Company Common Stock issuable upon exercise (or exercise and conversion, as applicable) of such Company Warrant immediately prior to the Effective Time (the "Warrant Consideration"). Upon request by the holder of a Company Warrant and upon surrender of such Company Warrant to the Payment Agent, the Payment Agent will pay the holder of such Company Warrant the amount of the cash equal to the Warrant Consideration for such Company Warrant minus the aggregate exercise price of such Company Warrant.

      1.6 Stockholders' Rights upon Merger.

            (a) Upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

            (b) To the extent that appraisal rights are available under Section 262 of the DGCL, Company Shares that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly and timely perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time and instead shall be converted into the right to receive the fair value of such shares as determined in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares effectively withdraws or loses his, her or its right to appraisal and payment under the DGCL, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration upon surrender of the Certificates representing such Dissenting Shares in accordance with Section 1.7. The Company shall give Tekelec prompt notice of any demand received by the Company for appraisal of Dissenting Shares. Except with the prior written consent of Tekelec or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

      1.7 Surrender and Payment for Company Shares.

            (a) Prior to the Closing Date, Tekelec shall appoint a bank or trust company reasonably acceptable to the Company as agent (the "Payment Agent") for the benefit of holders of Company Shares and holders of Company Warrants for the purpose of exchanging, pursuant to this Article I, Certificates for the Initial Merger Consideration and certificates that immediately prior to the Effective Time represented outstanding Company Warrants (the "Warrant Certificates") for the Warrant Consideration. On or before the Closing Date, Tekelec will deposit or cause to be deposited with the Payment Agent the aggregate Initial Merger Consideration to be paid in respect of all Company Shares (other than Dissenting Shares, if any) and the aggregate Warrant Consideration to be paid in respect of all Company Warrants pursuant to this Article I (the "Payment Fund"), and except as contemplated by Section 1.7(d), Section 1.7(e), Section 1.7(f) or Section 1.7(g) hereof, the Payment Fund shall not be used for any other purpose. The Payment Agent shall invest such Initial Merger Consideration and such Warrant Consideration as directed by Tekelec. Any interest and other income resulting from such investments shall be paid to Tekelec. All fees, costs and expenses of the Payment Agent shall be borne by Tekelec.

            (b) As promptly as practicable after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Surviving Corporation shall send, or shall cause the Payment Agent to send, to each record holder of Certificates and each record holder of Warrant Certificates (each, a "Record Holder") immediately prior to the Effective Time,
(i) a letter of transmittal substantially in the form attached hereto as
Schedule 1.5(a) (the "Letter of Transmittal") and (ii) instructions for use in surrendering the Certificates and the Warrant Certificates in exchange for the applicable Initial Merger Consideration for such Company Shares and the Warrant Consideration for such Company Warrants; provided that the Payment Agent will deliver in advance of the Effective Time (but in any event pending and subject to the consummation of the Merger) such Letter of Transmittal and instructions to any Record Holder which requests in writing to the Payment Agent made at least five (5) Business Days prior to the Closing Date that such items be made available to such Record Holder in advance of the Effective Time. At the Effective Time or at any time thereafter, upon surrender of a Certificate and/or Warrant Certificate to the Payment Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor as promptly as practicable thereafter (but, in any event with respect to those holders which have delivered to the Payment Agent the requisite paperwork on the Closing Date, within two (2) Business Days after the Closing Date), the Initial Merger Consideration as provided in this Article I in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax) and/or the Warrant Consideration as provided in this Article I in respect of the Company Warrants represented by the Warrant Certificate (after giving effect to any required withholding Tax). Until surrendered as contemplated by this Section 1.7, each such Certificate representing Company Shares shall be deemed, after the Effective Time, to represent only the right to receive the Initial Merger Consideration and each such Warrant Certificate representing Company Warrants shall be deemed, after the Effective Time, to represent only the right to receive the Warrant Consideration. No interest shall be paid on any such delivery of cash to be paid pursuant to this Article I upon such delivery.

            (c) At the Effective Time, holders of Company Warrants shall cease to be, and shall have no rights as, holders of Company Warrants, other than to receive the Warrant Consideration provided in Section 1.5(b). Subject to Section 1.6(b), at the Effective Time, holders of Company Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the Merger Consideration provided in Section 1.4. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares represented thereby and all cash paid upon surrender of Warrant Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Warrants represented thereby. If, after the Effective Time, Certificates representing Company Shares and/or Warrant Certificates representing Company Warrants are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 1.7.

            (d) If payment of the Initial Merger Consideration or the Warrant Consideration in respect of the Company Shares or the Company Warrants is to be made to a Person other than the Person in whose name a surrendered Certificate or Warrant Certificate is registered, it shall be a condition to such payment that the Certificate or Warrant Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Warrant Certificate surrendered or shall have established to the satisfaction of Tekelec or the Payment Agent that such Taxes either have been paid or are not payable.

            (e) At any time after the date which is three (3) months after the Closing Date, upon demand by Tekelec, the Payment Agent shall deliver to Tekelec any portion of the Initial Merger Consideration or Warrant Consideration made available to the Payment Agent pursuant to this Section 1.7 (with any interest and earnings thereon) that remains undistributed to Record Holders who have not complied with this Section 1.7 prior to the demand by Tekelec and such Record Holders shall thereafter look only to Tekelec for payment of any claim to the Initial Merger Consideration or Warrant Consideration, in either case, without any interest thereon. Any Initial Merger Consideration and Warrant Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to, or in the case of the Company Warrants, upon expiration of such Company Warrants, or become property of any Government entity shall, to the extent permitted by applicable Law, become the property of Tekelec free and clear of any claims or interest of any Person previously entitled thereto.

            (f) None of the Surviving Corporation, Tekelec or the Payment Agent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (g) Tekelec, the Surviving Corporation, the Escrow Agent and the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder or under the Escrow Agreement to any holder of any Certificate or Warrant Certificate any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate or Warrant Certificate.

            (h) If any Certificate or Warrant Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that such certificate has been lost, stolen or destroyed and, if required by Tekelec, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against with respect to that Certificate or Warrant Certificate, the Payment Agent will deliver as to such Person in exchange for such lost, stolen or destroyed Certificate or Warrant Certificate, the proper amount of the Initial Merger Consideration or Warrant Consideration, as applicable.

      1.8 Deliveries of the Company at Closing. At the Closing, the Company shall:

            (a) deliver to Tekelec an opinion of Nixon Peabody LLP, counsel to the Company, dated the Closing Date, in a form reasonably satisfactory to Tekelec;

            (b) deliver to Tekelec the Escrow Agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit B duly executed by the Company and the Representative;

            (c) deliver to Tekelec the Certificate of Merger, duly executed by the Company;

            (d) deliver to Tekelec the written resignations, effective the Closing Date, of each director and of each officer of the Company that is designated by Tekelec at least three Business Days before the Closing Date;

            (e) deliver to Tekelec a copy of the audited consolidated balance sheet of the Company as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto and together with a Report of Independent Auditors signed by PricewaterhouseCoopers LLP confirming that in its opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003, and the results of operations and cash flows for the years then ended in conformity with GAAP;

            (f) deliver to Tekelec the certificates required to be delivered pursuant to Sections 8.3(a) and 8.3(b);

            (g) deliver to Tekelec evidence satisfactory to Tekelec in its sole and absolute discretion that any and all agreements between the Company and one or more of its Stockholders, or by and among the Stockholders of the Company with respect to the Company, Company Shares or the capital stock of the Company, other than those agreements listed on Schedule 1.8(g), have been terminated in full;

            (h) cause to be paid all of the Company's Acquisition Expenses in accordance with the Funds Flow Memorandum prepared in accordance with Section
11.7 hereof;

            (i) deliver to Tekelec, the certificates in the form of Schedule 1.8(i), which the Company has received from Senior Management on the Closing Date (and which may relied on by the Representatives and the Major Stockholders), and dated as of the Closing Date, which certificates shall be updates of the similar certificates executed by such individuals and delivered to the Company and Tekelec on the date hereof.

      1.9 Deliveries of Tekelec at Closing. At the Closing, Tekelec shall:

            (a) deliver the Initial Merger Consideration and Warrant Consideration to the Payment Agent in accordance with Section 1.7;

            (b) deliver to the Company the Escrow Agreement, duly executed by Tekelec;

            (c) deliver $8,500,000 (the "Escrow Deposit ") to U.S. Bank National Association (the "Escrow Agent"), to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 1.10;

            (d) deliver $150,000 (the Disbursement Account) to the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

            (e) deliver to the Company the certificates required to be delivered pursuant to Sections 8.2(a) and 8.2(b).

      1.10 Escrow. On the Closing Date, Tekelec will deposit into escrow (the "Escrow") in accordance with the Escrow Agreement the Escrow Deposit in payment of part of the Merger Consideration. The Escrow Deposit, together with any income earned thereon (collectively, the "Escrow Funds"), shall be distributed to the Stockholders of the Company in accordance with the terms of such Escrow Agreement, subject to the right of Tekelec to have such Escrow Funds available to it on the terms and conditions set forth herein and in the Escrow Agreement for the satisfaction of any Indemnified Losses (as defined below) which the Tekelec Indemnified Persons (as defined below) are entitled to under Section 9.1 hereof. In addition, on the Closing Date, Tekelec will also deposit into the Escrow in accordance with the Escrow Agreement the Disbursement Account in payment of part of the Merger Consideration. The Disbursement Account, together with any interest and earnings thereon, shall be distributed to the Representatives or the Stockholders in accordance with the terms of the Escrow Agreement.

      1.11 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibit E and Exhibit F, respectively.

      1.12 Directors and Officers of the Surviving Corporation. The directors and officers set forth on Schedule 1.12 shall be the directors and officers of the Surviving Corporation, effective as of the Closing Date, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

      1.13 Appointment of Stockholders' Representatives.

            (a) Bessemer Venture Partners V L.P. and Columbia Capital, L.L.C. have been appointed as representatives of the Stockholders of the Company (each a Representative and together, the Representatives), pursuant to and by virtue of the Stockholders of the Company having approved the Merger and this Agreement. The Representatives shall have no authority to act on behalf of the Stockholders prior to the Closing. Thereafter, the Representatives sole authority shall be with respect to Section 6.4 hereof, the Escrow and the Escrow Agreement. In that respect, the Representatives shall have full power and authority with respect to the negotiation, determination and settlement of all matters arising under Section 6.4 and the Escrow Agreement, including the giving and receipt of notices by or on behalf of the Stockholders. The power and authority of the Representatives shall terminate contemporaneously with the termination of the Escrow pursuant to the terms of the Escrow Agreement and the final disbursement of funds thereunder. All actions taken by the Representatives must be unanimous and in writing with respect to matters pertaining to the Escrow. The Representatives shall receive no compensation for their services. The Representatives shall be entitled to reimbursement out of the Disbursement Account from the Stockholders of all reasonable expenses incurred in the performance of their duties as Representatives under this Agreement, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any such claims; provided, however, that Tekelec shall not have any obligation or liability for such expenses or for payment of any fees of the Representatives. In the event that the Representatives' fees, expenses and losses are in excess of the Disbursement Account, the Representatives shall be entitled to reimbursement of such unpaid fees and expenses by the Stockholders on a several, but not joint and several basis. The Representatives are expressly authorized to rely upon the advice of such consultants and agents. By giving notice to the Representatives in the manner provided by Section 11.1, Tekelec shall be deemed to have given notice to all of the Stockholders and any action taken by the Representatives may be considered by Tekelec to be the action of each Stockholder for whom such action was taken for all purposes of this Agreement. In the event that a Representative is unable or refuses to serve, the other Representative shall serve alone unless and until the Stockholders that are or were, in the aggregate, recipients of 60% or more of the Merger Consideration (the "Supermajority Recipients") notify Tekelec in writing of the designation of a successor to act as a Representative hereunder. In the event that both Representatives are unable or refuse to serve, the Major Stockholders will be required (by virtue of their execution of the Indemnification Agreement) to promptly notify Tekelec in writing of the designation by the Supermajority Recipients of successors to act as Representatives hereunder. In addition, the Supermajority Recipients can replace a Representative at any time or from time to time, provided such replacement Representative has prior thereto agreed to be bound by the terms hereof, the Escrow Agreement and the Indemnification Agreement in a writing acceptable to Tekelec in its sole and absolute discretion.

            (b) Neither the Representatives nor any of their nor any of their partners, members, affiliates, employees and agents thereof, shall be liable or responsible to Tekelec or any Stockholder (and shall be fully indemnified, including, without limitation, out of the Disbursement Account as provided in the Escrow Agreement) with respect to any action taken or omitted to be taken by the Representatives under or in connection with this Agreement, the Escrow Agreement or arising out of or by virtue of such Representatives' appointment or service as Representatives, unless such action or omission results from or arises out of fraud, willful misconduct, or bad faith on the part of the Representatives. Each Representative shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction, and with respect to the Major Stockholders pursuant to the terms of a Contribution Agreement dated as of the Closing Date by and between the Major Stockholders of the Company or otherwise by the Stockholders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Stockholder shall be jointly and severally liable for indemnification of the Representatives as provided herein. The Representatives have executed and delivered this Agreement solely for the purpose of acknowledging and agreeing to the terms of this Section 1.13 and the terms of Sections 9.4, 9.5, 11.1, 11.9, and 11.10 hereof.

            (c) Each Representative (with respect to itself only) makes the following representations and warranties to Tekelec and Acquisition Subsidiary, each of which is true and correct on the date hereof and each of which shall survive the Closing until the Release Date (as such term is defined in the Escrow Agreement).

            (i) Such Representative has full power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Escrow Agreement constitutes the valid and binding obligation of such Representative, enforceable against such Representative in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

            (ii) Such Representative is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) except as set forth on Schedule 2.4(c), conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance of such Representative of this Agreement or the Escrow Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 2.4(c) and except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), no waiver or consent of any third person or governmental authority is required for the execution by such Representative of this Agreement or the Escrow Agreement, or the consummation by such Representative of the transactions contemplated hereby or by the Escrow Agreement.

            (d) The Representatives shall provide the Stockholders notice of any material actions taken by the Representatives in connection with their duties hereunder and under the Escrow Agreement, but failure of the Representative to do so shall not affect such Representatives authority in any respect or result in any liability for the Representatives.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      The Company hereby makes the following representations and warranties to Tekelec and the Acquisition Subsidiary, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Section
9.2. As used in this Article II and elsewhere in this Agreement, "knowledge" of the Company or "to the Company's knowledge" or similar expressions with respect to the Company mean the actual knowledge of Charles Vogt, Donald Pratt, Jr., Jody Bennett, Gary Brown, Todd Daniels, David Long, Pablo Gargiulo, Thomas Hartnett and Hermon Pon (the "Senior Management"), after due inquiry and review of the Company's books and records and due inquiry of appropriate employees of the Company.

      2.1 Corporate Organization, Qualification and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 2.1. The Company is not required to be registered, licensed or qualified as a foreign corporation to do business in any other jurisdiction except for any such jurisdiction where the failure to be so registered, licensed or qualified will not result in a material liability to the Company.

      2.2 No Subsidiaries. The Company does not directly or indirectly own or have the contractual right or the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity.

      2.3 Capitalization and Related Matters.

            (a) The authorized capital stock of the Company consists of 174,049,766 shares of the Company Common Stock and 145,950,234 shares of the Company Preferred Stock, of which 37,441,326 shares have been designated as Company Series A-1 Preferred Stock, 35,533,791 shares have been designated as Company Series B-1 Preferred Stock, 37,441,326 shares have been designated as Series A-2 Preferred Stock, par value of $0.001 per share, of the Company ("Series A-2 Preferred Stock") and 35,533,791 shares have been designated as Series B-2 Preferred Stock, par value of $0.001 per share, of the Company ("Series B-2 Preferred Stock"). Of such authorized shares, as of the date hereof, there are issued and outstanding (i) 2,082,217 shares of Company Common Stock and (ii) 72,623,206 shares of Company Preferred Stock, of which (A) 37,363,656 shares of Company Series A-1 Preferred Stock, (B) 35,259,550 shares of Company Series B-1 Preferred Stock, (C) no shares of Company Series A-2 Preferred Stock, and (D) no shares of Company Series B-2 Preferred Stock are issued and outstanding. All of the Company Shares were duly authorized and validly issued and are fully paid and non-assessable and were not, when issued, subject to any unwaived preemptive rights. All of the Company Shares and all options, warrants or other securities of the Company have been issued in accordance with applicable federal and state securities laws. The transactions contemplated by this Agreement are not subject to any unwaived preemptive rights.

            (b) Except as set forth on Schedule 2.3 and except for shares of Company

Common Stock issuable upon conversion of the Company Preferred Stock, there are no rights, warrants or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Company Common Stock or the Company Preferred Stock.
Schedule 2.3(b) sets forth a list of each outstanding and unexercised warrant and option exercisable for shares of Company Common Stock or Company Preferred Stock and the exercise price of each such outstanding and unexercised warrant and option immediately prior to the Effective Time and separately, at the Effective Time as a result of the Merger reflecting any acceleration of vesting or adjustment to purchase price or exercise price of such option or warrant. All of the Company Options issued under the Company's 1998 Stock Option Plan, as the same may have been amended, have exercise prices which exceed the sum of (A) the Common Stock Exchange Amount plus (B) an amount determined by dividing (1) the sum of the Escrow Deposit and the Disbursement Account by (2) the Adjusted Aggregate Shares Deemed Outstanding. Except as set forth on Schedule 2.3(b), no stockholder of the Company is entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of such stockholder's ownership of the Company Common Stock or Company Preferred Stock on or before the date hereof.

            (c) Each of the Company Options and Company Warrants may, in accordance with their respective terms, be treated in the manner provided for herein.

      2.4 Ownership of Stock; Enforceability; Noncontravention.


            (a) Schedule 2.4 lists each holder of the Company Common Stock and the Company Preferred Stock and the number of Company Shares owned by such holder as of the date hereof. Each such holder is the sole holder of record and, to the knowledge of the Company, is the beneficial owner of all the Company Shares attributed to such holder on Schedule 2.4, with all rights to vote such Company Shares without restriction. Each such holder owns such Company Shares free and clear of any lien, claim, encumbrance, security interest, charge, pledge, or other restriction (other than restrictions imposed by applicable securities laws or the DGCL, if any) or adverse claim of whatever nature (collectively, "Liens"), except for the Liens contained in the agreements listed on Schedule 2.4.

            (b) The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and assuming due authorization, execution and delivery by the other Parties hereto this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles. The Representatives have full power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Escrow Agreement constitute the valid and binding obligation of the Representatives, enforceable against each of the Representatives in accordance with its terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

            (c) Neither the Company nor either Representative is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) except as set forth on Schedule 2.4(c), conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by them of this Agreement or by the Representatives of the Escrow Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 2.4(c) and except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the HSR Act, no waiver or consent of any third person or governmental authority is required for the execution by the Company of this Agreement or by the Representatives of this Agreement or the Escrow Agreement, or the consummation by the Company of the transactions contemplated hereby or the consummation by the Representatives of the transactions contemplated hereby or by the Escrow Agreement. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against Company Shares, the Company or any of the respective properties or assets of the Company.

      2.5 Financial Statements.

            (a) Set forth on Schedule 2.5(a) are (i) the audited consolidated balance sheets of the Company as of December 31, 2001 and 2002, (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2003 and
(iii), in the case of the fiscal years ended December 31, 2001 and 2002, the audited statements of income, retained earnings and cash flows for the fiscal years then ended, together with notes and schedules thereto, if any, and, in the case of the fiscal year ended December 31, 2003, the unaudited statements of income, retained earnings and cash flows for the fiscal years then ended, together with notes and schedules thereto, if any (clauses (i), (ii) and (iii) collectively, the "Financial Statements"). For purposes of this Agreement, the unaudited consolidated balance sheet of the Company as of December 31, 2003 shall be considered the "Balance Sheet." Schedule 2.5 lists, and the Company has delivered to Tekelec copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Securities Act) effected by the Company). PricewaterhouseCoopers is and has been throughout the periods covered by the Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) since the enactment of the Sarbanes-Oxley Act of 2002, (y) "independent" with respect to the Company within the meaning of Regulation S-X, and (z) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules and the Public Company Accounting Oversight Board since its enactment. Schedule 2.5(a) lists all non-audit services performed by PricewaterhouseCoopers for the Company.

            (b) The Financial Statements (i) present fairly the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated, and (ii) except as set forth on Schedule 2.5(b) with respect to the unaudited Financial Statements, have been prepared in accordance with GAAP (as defined below) applied consistently. "GAAP" shall mean the U.S. generally accepted accounting principles as in effect from time to time.

      2.6 Books and Records. The stock record books, minute books, bank accounts, and other corporate records of the Company are true, correct, and complete in all material respects. True, complete and correct copies of the certificate of incorporation and bylaws, as currently in effect, for the Company are attached as Schedule 2.6 (Part 1). The Company maintains in all material respects accurate books and records reflecting its assets and liabilities and except as set forth on Schedule 2.6(Part 2) maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately.

      2.7 No Undisclosed Liabilities. The Company does not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:

            (a) to the extent and for the amount reflected as a liability on the Balance Sheet or a reserve on the Balance Sheet;

            (b) liabilities or obligations incurred in the Ordinary Course of Business (as hereinafter defined) since the date of the Balance Sheet (none of which will or may reasonably be expected to have an adverse effect upon the Company) that are not required to be set forth in a Schedule hereto;

            (c) obligations for performance (but not for breach) under Contracts (as hereinafter defined); and

            (d) other obligations and liabilities specifically disclosed on
Schedule 2.7. "Ordinary Course of Business" means, with respect to the Company, the ordinary course of commercial operations customarily engaged in by the Company consistent with past practices, but specifically does not include (a) activity (i) involving the purchase or sale of the Company or of any product line or business unit thereof, (ii) involving assumption, adoption, or modification of any Plan (as hereinafter defined) or (iii) that requires approval by the board of directors or Stockholders of the Company, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law.

      2.8 Taxes.

            Except as set forth on Schedule 2.8:

            (a) The Company has timely filed with the appropriate Government (as hereinafter defined) entity all material tax returns and reports required to be filed, including all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof ("Tax Returns"). All Tax Returns are true, correct, and complete in all respects.

            (b) All Taxes (as hereinafter defined) (whether or not reflected on any Tax Return) due and owing by the Company have been timely and fully paid. There are no reasonable grounds for the assertion or assessment of any additional Taxes against the Company or its assets. Schedule 2.8 hereto lists all jurisdictions where the Company is required to file Tax Returns or is otherwise subject to material Tax.

            (c) The unpaid Taxes of the Company through December 31, 2003 do not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet of the Company and any Taxes of the Company arising after such date and before the Effective Time have been or will be incurred in the Ordinary Course of Business.

            (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

            (e) The Company has complied with all Laws (as hereinafter defined) relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

            (g) The Company (i) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and (ii) does not have any liability for the Taxes of any Person under Treasury regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

            (h) The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

            (i) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

            (j) There are no federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings being conducted with respect to the Company. The Company has not received in writing for any open period from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

            (k) There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns nor has the Company agreed to an extension of time with respect to a

Tax assessment or deficiency.

            (l) True, correct and complete copies of all Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last six years with the Internal Revenue Service or any taxing authority have been made available in its due diligence materials to Tekelec. The Company has and has retained all records or other information which may be relevant to Tax Returns, audits or other examinations relating to liability for Taxes.

            (m) Notwithstanding anything in this Agreement to the contrary, no representation is made as to whether any net operating losses, net capital losses, built-in losses, built-in deductions (within the meaning of Section 382(h)(6) of the Code), unused foreign tax credits or unused investment or other credits of the Company and carryovers with respect to the foregoing items are or have been subject to any limitations under Section 382 or Section 383 of the Code or any Treasury regulation promulgated thereunder (or any similar provision of state, local or foreign Law); provided however, that if any such item is so limited with respect to a pre-Closing tax period, such limitation shall not have resulted in a tax liability for such pre-Closing tax period.

            (n) All elections with respect to Taxes affecting the Company as of the date hereof that are not reflected on any Tax Return are set forth in
Schedule 2.8.

            (o) Schedule 2.8 hereto lists all material Tax holidays, abatements, incentives and similar grants made or awarded to any of the Companies by any Government.

            (p) Except as set forth on Schedule 2.8 hereto, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

            (q) All of the Company's payments to agents, consultants and other parties have been in payment of bona fide fees and commissions and not as illegal or improper payments. The Company has not made any payment to any person or to any entity described in Section 162(c) of the Code or any similar provision under foreign Law. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payments made by the Company alleged to have been of the type covered by this Section 2.8(q).

            (r) None of the assets of the Company is property that the Company is required to treat as being a "safe harbor lease" within the meaning of
Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

            (s) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. The Company is not the borrower or the guarantor of any outstanding industrial revenue bonds, and the Company is not a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

            (t) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (u) The Company has not agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, other than a change required on account of the transactions contemplated by this Agreement, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. The Company has not had any pending private letter ruling request with the Internal Revenue Service.

            (v) The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code, and the Company shall so certify upon Tekelec's request.

            (w) The Company does not have an "overall foreign loss" within the meaning of Section 904(f) of the Code.

            (x) There is no property or obligation of the Company, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

            (y) Except to the extent necessary to comply with a Taxing authority, none of the representations in Section 2.8 shall apply with respect to transactions entered into by the Company or any election made with respect to the Company after the Effective Time or on account of any transactions entered into or election made by Tekelec or its affiliates after the Effective Time.

            (z) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, social security (or similar), unemployment, disability, PBGC premium, franchise, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, profits, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a "Tax."

      2.9 Assets and Real Property.

            (a) Except as set forth on Schedule 2.9(a) or except for any tangible personal property disposed of by the Company in the Ordinary Course of Business since the date of the

Balance Sheet, the Company is the sole owner of all right, title, and interest in and to (i) all assets reflected as being owned by the Company on the Balance Sheet and (ii) all other assets and property, real and personal, tangible and intangible (including, without limitation, all Intellectual Property), owned by the Company (items (i) and (ii) collectively, the "Assets", and together with all property leased by or licensed to the any Company, the "Property"), and, except as set forth on Schedule 2.9(a), there exists no restriction on the use or transfer of the Property. Except as set forth on Schedule 2.9(a), no Property is in the possession of others and the Company does not hold any Property on consignment. Except as set forth on Schedule 2.9(a), the Company has good and indefeasible title to, or a valid leasehold interest in, all of its Property, free and clear of all Liens, other than (i) liens for taxes not yet due, and
(ii) easements for public utilities, none of which materially interfere with or materially adversely affect the operation, use and/or enjoyment of the Property affected thereby. Immediately following the Closing, the Company shall continue to be vested with good and indefeasible title to, or a valid leasehold interest in, its Property.

            (b) Except as set forth on Schedule 2.9(b), all of the tangible Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is adequate for the purposes for which it is presently used.

            (c) Set forth on Schedule 2.9(c)(i) is a legal description of each parcel of real property owned and a municipal address for each parcel of real property leased or otherwise occupied by the Company (collectively, the "Real Property"). Except as set forth on Schedule 2.9(c)(ii): (a) there is no pending or, to the knowledge of the Company, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property or other matters affecting adversely the current use, occupancy or value of the Real Property; (b) to the Company's knowledge, the Real Property does not serve any adjoining property for any purpose inconsistent with the Company's use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; (c) there are no leases, subleases, licenses, easements, concessions or other agreements, written or oral, granting to the Company or, to the Company's knowledge, any other Person or entity the right to use or occupy any portion of the Real Property that are not listed on Schedule 2.9(c); (d) no Person or entity (other than the Company) is in possession of any of the Real Property;
(e) neither the current use of the Real Property nor the operation of the Company violates any instrument of record or agreement affecting the Real Property or any applicable legal requirements; (f) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient to enable the continued operation of the Real Property as currently operated and as proposed by the Company to be operated; (g) all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the past and present operation of the Company on the Real Property have been lawfully issued to the Company and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect, and the Company and such Real Property are in compliance with all applicable zoning ordinances, regulations and permits (without regard to any variances granted thereunder); and (h) all Real Property has adequate access to public roads and utilities.

      2.10 Necessary Property and Transfer of Assets. The Property constitutes all property and property rights now used or necessary for the conduct of the Company's business in the manner and to the extent presently conducted by the Company. Except as provided in Schedule 2.10, there exists no condition, restriction or reservation affecting the title to or utility of the Property or that would prevent the Company from enforcing its rights with respect to the Property after the Closing to the same full extent that it might continue to do so if the sale and transfer contemplated hereby did not take place.

      2.11 Accounts Receivable; Inventories.


            (a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Company and an aging schedule relating thereto, each as of December 31, 2003. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the "Accounts Receivable") are valid and subsisting, and except as set forth on Schedule 2.11(a) all such Accounts Receivable arose in the Ordinary Course of Business. Except as set forth on Schedule 2.11(a) and except to the extent of the allowance for doubtful accounts on the Balance Sheet, no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 2.11(a).

            (b) All inventories held by the Company at any location are valued on the Financial Statements at the lower of cost or market (cost being determined by the first-in-first-out method). Except as set forth on Schedule 2.11(b) and only to the extent reflected as a reserve on the Balance Sheet, such inventories consist of a quantity and quality usable and salable in the Ordinary Course of Business, and are not physically damaged, previously used, obsolete (i.e., no longer offered for sale by the Company) or discontinued.

            2.12 Contracts and Commitments. Except as set forth on Schedule 2.12(a)-(o) and Schedule 2.14(a)(ii) the Company is not a party to or otherwise obligated under any of the following, whether written or oral:

            (a) Any single contract or purchase order with vendors providing for an expenditure by the Company in excess of $25,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $25,000.

            (b) Any contract providing for an expenditure by the Company for the purchase or lease of any real property in excess of $25,000.

            (c) Any contract, bid or offer to sell products or to provide services to third parties which (i) the Company knows is at a price which would result in a net loss to the Company on the sale of such products or provision of such services or (ii) contains terms or conditions the Company cannot reasonably expect to satisfy or fulfill in whole or in part.

            (d) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or at a price in excess of the current reasonable market price at the time of such commitment.

            (e) Any contract pursuant to which the Company is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $25,000).

            (f) Any contract pursuant to which the Company is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by an officer, employee or stockholder of the Company or any affiliate thereof.

            (g) Any revocable or irrevocable power of attorney granted to any person, firm or corporation for any purpose whatsoever.

            (h) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

            (i) Any arrangement or other agreement which involves (i) a sharing of profits, (ii) future required payments of $25,000 or more per annum to other persons, or (iii) any joint venture, partnership or similar contract or arrangement.

            (j) Any sales agency, sales representation, distributorship or franchise agreement not terminable in 30 days or less without cost or penalty.

            (k) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets.

            (l) Any contract prohibiting competition, prohibiting the Company or its employees from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information.

            (m) Any contract or commitment not made in the Ordinary Course of Business.

            (n) Any contract pursuant to which the Company has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line.

            (o) Any other contract or commitment which is not cancelable without penalty on 30 days' notice or less and which is not specifically described on any other Schedule to this Agreement.

            (p) Any agreement or arrangement relating to the employment, consulting, engagement or retainer of employees.

      2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of indebtedness to which the Company is a party or is otherwise obligated (individually, a "Contract" and collectively, the "Contracts") is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms and conditions. Except as set forth on Schedule 2.13, neither the Company nor, to the knowledge of the Company, any other party to any of the Contracts is in default under or in violation of such Contract, and there are no disputes with regard to any Contract. Except as set forth on Schedule 2.13, neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, and, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, a default under or a violation of any Contract by the Company or any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property or Company Shares, or, except as set forth on Schedule 2.13, would require any consent thereunder. The Company has made available in its due diligence materials to Tekelec a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 2.12 and a true, complete and accurate description of each oral Contract required to be disclosed on Schedule 2.12, and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Tekelec.

      2.14 Intellectual Property.

            (a) For purposes of this Agreement, "Intellectual Property" shall mean patents and patent applications (including, but not limited to, continuations, continuations-in-part, provisionals, divisionals, reexaminations, reissues, foreign counterparts, and the like); trademarks, service marks, trade names, brand names, logos and corporate names, registrations thereof and applications therefor; copyrights and registrations thereof and applications therefor, and works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. Section Section 101 et seq.; trade secrets and know-how; shop rights; inventions, discoveries, domain names, ideas, developments, concepts, information, data, processes, techniques, methods, formulae, designs, software, firmware, programs, databases, algorithms, mask works, prospect lists, customer lists, projections analyses, and market studies; and any other intellectual property rights anywhere in the world; all modifications, renewals, extensions and reissues of any thereof, all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof, both in the same manner and to the same extent as the Company could, or could cause to be done, if the transactions contemplated hereby did not occur. "Company Intellectual Property" shall mean all Intellectual Property that is currently used or held by the Company for use, or that has been used by the Company, in connection with its business or operations, and all goodwill associated therewith.

            (b) Schedule 2.14(b) contains a true, complete and accurate list of each of the following items of Company Intellectual Property that, as of the date hereof, are registered in the name of the Company or for which an application in the name of the Company is currently pending: patents, patent applications and invention disclosures, trademarks, service marks, trade names, corporate names, copyrights, and domain names ("Registered Company Intellectual Property"), and enumerates for each such item, as applicable, the patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), mark or name, owner, country of origin and subject matter. Except as set forth on Schedule 2.14(b), all Registered Company Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and no Registered Company Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date. There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Company Intellectual Property other than those set forth in
Schedule 2.14(b). The Company is not aware of any facts that cause the Company to believe, or any assertions by any third party, that any Registered Company Intellectual Property is not valid and enforceable, other than as set forth in
Schedule 2.14(b).

            (c) Schedule 2.14(c) identifies each agreement (each a "Company Intellectual Property License") pursuant to which rights to any item of Company Intellectual Property that is owned by a person or entity other than the Company is licensed to the Company (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, but including all software licensed by the Company pursuant to open source licenses, including without limitation the GNU general public license or limited general public license) ("Licensed Company Intellectual Property") Schedule 2.14(c) accurately identifies, for each such agreement, the licensor, licensee, license date and the Company Intellectual Property covered by such agreement. No Company Intellectual Property owned by the Company is required under the terms of a Company Intellectual Property License to be licensed at no charge to any third party and the Company is not required under the terms of any Company Intellectual Property License to provide or to offer to any third party a machine-readable copy of the source code for any Company Intellectual Property owned by the Company.

            (d) Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, and except as described on Schedule 2.14(d), the Company has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Company Intellectual Property, free and clear of all Liens.

            (e) Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, the total fees associated with which are less than $2,500, and except as set forth in Schedules 2.14(e)(i) through (ix),
(i) there are no obligations (including royalty obligations), covenants or restrictions from third parties or Orders affecting either the use, disclosure, enforcement, transfer or licensing of the Company Intellectual Property; (ii) each item of Company Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary for or used in the conduct of the Company's business as presently conducted or proposed by the Company to be conducted (as evidenced by a written business plan, written development plan or computer software code of the Company); (iii) no entity other than the Company possesses any current or contingent rights to any of the Company Intellectual Property (including, without limitation, through any escrow account); (iv) the Company has secured from all persons who have created or otherwise have any rights in or to, any item of Company Intellectual Property, valid enforceable written assignments of, or licenses to, any such Company Intellectual Property;
(v) the Company is the owner of all right, title and interest in and to all

Company Intellectual Property; (vi) the Company has not transferred and, as of the date of this Agreement, the Company is not obligated to transfer, to any third party any Company Intellectual Property; (vii) there is no action, suit, arbitration or other proceeding pending or, to the knowledge of the Company, threatened, which involves any Company Intellectual Property; (viii) the Company is not in material breach of any Company Intellectual Property License; and (ix) the Company is not subject to any Order and is not party to any Contract which restricts or impairs the use of any Company Intellectual Property.

            (f) The Company has exercised reasonable care, including taking all reasonable steps, to protect the Company's rights in confidential information and trade secrets of the Company.

            (g) There is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by the Company, and there are no facts raising a likelihood of any such violation.

            (h) Except as set forth in Schedule 2.14(h), to the knowledge of the Company, there is not and has not been any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by the Company, and there are no facts raising a likelihood of any such violation. Except as set forth in Schedule 2.14(h), there has been no claim made by the Company of any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by the Company.

            (i) Except as set forth in Schedule 2.14(i), the Company Intellectual Property owned by the Company and the Company's products or services have not been the subject of a claim of infringement, interference or unfair competition or other claim. Except as set forth in Schedule 2.14(i), there has been no claim made against the Company asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or challenging the Company's right to use, transfer, or ownership of, any of the Company Intellectual Property, and there are no grounds for any such claim or challenge, including without limitation any such claim or challenge based upon the Company's use or enforcement of, or any failure by the Company to use or enforce, any of the Company Intellectual Property.

            (j) Except as set forth in Schedule 2.14(j), no Intellectual Property of a third party, including without limitation open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to the GNU general public license or limited general public license, was or is used in, incorporated into, embedded in, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Company Intellectual Property other than Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses.

            (k) The Company has taken all action necessary to maintain and protect the Company Intellectual Property owned by the Company, except that the Company has not filed any patent applications or obtained any patents with respect to such Company Intellectual Property other than as disclosed on
Schedule 2.14(b).

                  (l) The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or subject the Surviving Corporation's use of the Company Intellectual Property to restrictions or limitations other than those to which the Company's use thereof would be subject if the transactions contemplated hereby did not occur.

                  (m) The Company has not given to any third party any warranty or indemnification related to Company Intellectual Property, except for (i) statutory warranties given in the Ordinary Course of Business in connection with the sale of goods and services, (ii) warranties given by third party manufacturers that the Company passes through or assigns to its customers in connection with the sale of goods and (iii) contractual warranties in the forms set forth on Schedule 2.28 given in the Ordinary Course of Business in connection with the sale of goods and services.

         2.15 Litigation. Except as set forth on Schedule 2.15 and except for administrative proceedings pursuant to the prosecution or registration of Intellectual Property undertaken in the Ordinary Course of Business (other than reexamination, opposition and interference proceedings that may affect the Company's rights in Intellectual Property), (a) there is no, and since January 1, 2000, there has not been any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, "Action") pending or, to the knowledge of the Company, threatened against the Company or involving its business, any of its Property, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby or, to the knowledge of the Company, pending or threatened against any of its Stockholders, directors, officers, agents or other personnel in connection with the Company or its business, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; and (b) the Company is not and, since January 1, 2000 the Company has not been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity ("Order") other than Orders of general applicability.

         2.16     Insurance.

                  (a) Set forth on Schedule 2.16 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2000. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its obligations under any of such insurance policies.

                  (b) Since January 1, 2000, the Company has at all times maintained insurance as required by law or under any agreement to which the Company is or has been a party, including, without limitation, unemployment and workers' compensation coverage.

         2.17 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 2.17 hereto, there has not been with respect to the Company or the Property:

                  (a) Any Company Material Adverse Change, and to the knowledge of the Company, no such change will arise from the consummation of the transactions contemplated hereby;

                  (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person or entity with respect to any securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its securities;

                  (c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any stockholder, director, officer, agent, or employee of the Company, or in any benefits granted under any Plan with or for the benefit of any such stockholder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12 or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

                  (d) Any transaction entered into or carried out by the Company other than in the Ordinary Course of Business;

                  (e) Any borrowing or incurrence of any other indebtedness (other than accounts payable in the Ordinary Course of Business) contingent or otherwise, by or on behalf of the Company (it being understood that the foregoing is not intended to describe obligations of the Company under Contracts to sell products to others) in excess of $25,000;

                  (f) Any modification or termination of any Contract disclosed on Schedules 2.12 or 2.14(a)(ii) or any material term thereof or any Government license, permit or other authorization;

                  (g) Any purchase in excess of $25,000 by the Company of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company with respect to real property;

                  (h) Any abandonment, lapse or infringement of any Intellectual Property owned by or licensed to the Company;

                  (i) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

                  (j) Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course of Business or which are material, individually or in the aggregate, to the Company;

                  (k) Any waiver of any claims or rights that are material or otherwise involve amounts individually or in the aggregate in excess of $25,000;

                  (l) Any disclosure of any confidential or proprietary information to any person or entity other than to Tekelec and Tekelec's representatives, agents, attorneys and accountants or the respective employees of the Company in the Ordinary Course of Business or the customers, potential customers, suppliers and potential suppliers in the Ordinary Course of Business, provided such customers, potential customers, suppliers and potential suppliers have entered into customary non-disclosure agreements with the Company with respect thereto;

                  (m) Any charitable contributions or commitments therefore in excess of $10,000 in the aggregate;

                  (n) Any material change in the conduct of the Company's business, or any material change in its methods of purchase, sale, lease, management, marketing, promotion or operation, or any material delay or postponement of the payment of accounts payable or other liabilities;

                  (o) Any material change in any method of accounting or accounting policies of the Company, other than those required by GAAP, or any write-down in the accounts receivable or inventories of the Company;

                  (p) Any action taken by the Company or the Stockholders of the Company or by another person on behalf of the Stockholders of the Company that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

                  (q) Any change in Tax elections; or

                  (r) Any binding commitment or agreement by the Company or a stockholder of the Company to do any of the foregoing items (b) through (q).

         2.18     No Breach of Law or Governing Document; Licenses and Permits.

                  (a) The Company is not currently and has not since January 1, 2000 been in default under or in breach or violation of any applicable statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government ("Law") or the provisions of any Government permit, franchise, or license. The Company is not currently and has never been in default under or in breach or violation of any provision of its organizational documents. The Company has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation.

                  (b) The Company holds all Government authorizations, licenses and permits required to conduct its business as presently conducted by it (other than those Government authorizations, licenses and permits the failure of which to hold would not result in a material liability to the Company), and each such authorization, license or permit held by the Company is valid, in full force and effect, and listed on Schedule 2.18. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such authorization, permit or license.

         2.19     Transactions with Related Persons; Outside Interests.

                  (a) No director, officer or affiliate of the Company or, to the knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns a beneficial interest greater than five percent (5%) (collectively, the "Company Entities") and, to the knowledge of any of the Company, no stockholder or employee of the Company or any individual related by blood, marriage or adoption to any such individual, in any such case, is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company, written or oral, or has any interest in any of the Property, except as specifically disclosed on Schedule 2.19(a).

                  (b) Except as specifically disclosed on Schedule 2.19(b), no director, officer or affiliate of the Company and, to the knowledge of the Company, no Stockholder or employee of the Company has any direct or indirect financial interest in any competitor with or supplier or customer of the Company; provided, however, that for this purpose ownership of corporate securities having no more than 5% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.

                  (c) All of the items disclosed on Schedule 2.19(a) have been duly and validly authorized by the Board of Directors of the Company following full disclosure of any conflicts of interest with respect thereto.

         2.20 Bank Accounts of the Company. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

         2.21     Environmental Matters.

                  (a) To the knowledge of the Company, except as set forth on
Schedule 2.21, all assets and property currently or previously owned, leased, operated, or used by the Company or in connection with the business of the Company ("Environmental Property"), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property and of the Company (including without limitation transportation and disposal of Hazardous Materials (as hereinafter defined) by or for the Company) comply and have at all times complied, and do not cause, have not caused, and will not cause liability to be incurred by the Company under any current or past Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign law, and the common law, including the law of nuisance and strict liability (collectively, "Environmental Law"). Except as set forth on Schedule 2.21, the Company is not in violation of and, to the knowledge of the Company, has never violated any Environmental Law.

                  (b) Except as set forth on Schedule 2.21, the Company has properly obtained and is in compliance with all necessary permits, registrations, approvals, and licenses ("Environmental Permits"), and has properly made all filings with and submissions to any Government or other authority required by any Environmental Law. Except as set forth on Schedule 2.21, to the knowledge of the Company, no deficiencies have been asserted by any such Government or authority with respect to such items.

                  (c) To the knowledge of the Company, except as set forth on
Schedule 2.21, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any (i) pollutants or contaminants,
(ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, or (v) solid wastes ((i)-(v), collectively, "Hazardous Materials").

                  (d) To the knowledge of the Company, except as set forth on
Schedule 2.21, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Environmental Property, or (iii) underground storage tanks on or beneath the Environmental Property.

                  (e) The Company has made available in its due diligence materials to Tekelec, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by the Company from, or submitted by any of the Stockholders or the Company to, the Environmental Protection Agency and/or any foreign, state, county or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Company on the environmental condition of the Environmental Property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property in the possession of the Company.

                  (f) Except as set forth on Schedule 2.21, there never has been pending or, to the knowledge of the Company, threatened against the Company in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permits or an Environmental Law.

                  (g) Except as set forth on Schedule 2.21, the Company has not ever received from any person any written or express notice of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could be reasonably expected to:
(i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations on the Environmental Property; or
(iii) give rise to any material liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Environmental Property, or the Company, based on or related to any Environmental Permits or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

                  (h) To the knowledge of the Company, Schedule 2.21 contains a list of all sites where Hazardous Materials have been sent by the Company since the Company's inception, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. Schedule 2.21 further contains a list of the names and addresses of all persons or entities involved in the transportation and disposal of Hazardous Materials on behalf of the Company or from the Environmental Property since the Company's inception and an estimate of the amount of such Hazardous Materials handled by each such person or entity.

         2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.

                  (a) Set forth on Schedule 2.22(a) is a complete list of: (i) all current directors of the Company, (ii) all current officers (with office held) of the Company, (iii) all current employees (active or other) of the Company employed in the United States, (iv) all current employees (active or other) of the Company employed outside of the United States, and (v) all current paid consultants to the Company; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive or bonus payments and the date of employment of each such person.

                  (b) Except as set forth on Schedule 2.22(b): (i) the Company is not indebted to any of its officers, directors, employees or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses on a basis consistent with past practices; and (ii) no officer, director, employee or consultant of the Company is indebted to the Company except for advances for ordinary business expenses on a basis consistent with past practices.

                  (c) All payments to agents, consultants and others made by the Company or by a stockholder in connection with the Company have been in payment of bona fide fees and commissions and not as bribes or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party's tax reporting or payment obligations. The Company has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and other public or private reports, records or filings of the Company, to the extent required by Law.

         2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company is or has been a party or by which it is or has been bound. Except as set forth on Schedule 2.23:

                  (a) There is no organized labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company threatened against the Company;

                  (b) No right of representation exists respecting the Company's employees;

                  (c) No collective bargaining agreement is currently being negotiated and, to the knowledge of the Company, no organizing effort is currently being made with respect to the employees of the Company; and

                  (d) Neither the Company nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the knowledge of the Company, threatened any formal charge or complaint against the Company by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

         2.24     Employee Benefit Matters.

                  (a) Except as set forth on Schedule 2.24, the Company has no outstanding and is not a party to or subject to liability under any plan or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits (together the "Plans" and each item thereunder a "Plan"). True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.24 have been made available in its due diligence materials to Tekelec. There are no negotiations, demands or proposals which are pending or, to the knowledge of the Company, threatened or which have been made since the Company's inception which concern matters now covered, or that would be covered, by the foregoing types of Plans.

                  (b) Each Plan complies with, has been administered, operated and maintained in material compliance with its terms and in material compliance with, and the Company does not have any direct or indirect liability for non-compliance under, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500 have been made available in its due diligence materials to Tekelec. Each Plan that is intended to qualify under Section 401(a) or
Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been made available in its due diligence materials to Tekelec) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause, and, except as set forth in Schedule 2.24(b), no Action is pending or threatened, which could result in the loss of such exemption or qualification.

                  (c) The Company (i) has not made or has not had an obligation to make any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has never been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans and (iii) has never been under common control with an employer which contributed to or has never had an obligation to contribute to any such plans.

                  (d) The Company has not terminated or taken action to terminate any employee benefit plan, and no "reportable event" (as defined in ERISA) or "prohibited transaction" (as defined in the Code or ERISA) has occurred or, to the knowledge of the Company, is threatened to occur with respect to any Plan.

                  (e) The Company is not required under Law to engage an independent auditor to render an opinion on statements of assets and liabilities of any of the Plans, except with respect to the Company's 401(k) Plan, for which all such required opinions have been rendered and provided to Tekelec.

                  (f) All of the Plans, to the extent applicable, are in material compliance with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and with Section 1862(b)(4)(A)(i) of the Social Security Act, and the Company does not have any liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to employees of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event have been made available in its due diligence materials to Tekelec. Other than as required by COBRA, the Company does not have any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

                  (g) With respect to any Plan which is a welfare plan as defined in Section 3(1) of ERISA: (i) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; and (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or Tekelec to a tax under Code Section 4976(a).

                  (h) Full payment has been made of all amounts due under each of the Plans and to each person employed or formerly employed by the Company that are required under the terms of the Plans, and full payment will be made of all amounts that are required to be so paid through the Closing Date.

                  (i) Except as set forth on Schedule 2.24, all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing
Date) will be made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report.

                  (j) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been paid in full, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

                  (k) Except as described on Schedule 2.24, there will be no incidence of severance payments or any other termination benefits for which Tekelec or the Company will be responsible as a consequence of the transactions contemplated hereby.

                  (l) Except as described on Schedule 2.24, there is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Plan described in Schedule 2.24 hereof and there is no basis for any such legal action, proceeding or investigation.

                  (m) All expenses and liabilities relating to all of the Plans described on Schedule 2.24 have been, and will be on the Closing Date, fully and properly accrued on the Company's books and records and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

                  (n) Except as described on Schedule 2.24, each Plan (including any Plan covering former employees of the Company) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or Tekelec on or at any time after the Closing Date, subject to the requirements of applicable law.

         2.25 Overtime, Back Wages, Vacation and Minimum Wage. Except as set forth in Schedule 2.25, no present or former employee of the Company has given notice to the Company of, and there is no valid basis for, any claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period,
(b) wages or salary (excluding current bonus, accruals and amounts accruing under "employee benefit plans," as defined in Section 3(3) of ERISA) for any period other than the current payroll period or (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year.

         2.26 Occupational Safety and Health. The Company has not received any written notice from any Government entity alleging a violation of occupational safety or health standards. Schedule 2.26 sets forth a true, correct and complete list of all workers compensation claims against the Company made over the three years preceding the date hereof.

         2.27 Customers and Suppliers. Schedule 2.27 sets forth a true, complete and correct list of the 10 largest customers of the Company and the 10 largest suppliers of the Company, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended December 31, 2002 and 2003. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any supplier of the Company (including those listed on Schedule 2.27) to the effect that, and has no reason to believe that, any such supplier will stop or materially decrease the rate of supplying materials, products or services to the Company. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any customer of the Company (including those listed on Schedule 2.27) to the effect that, and has no reason to believe that such customer will stop or materially decrease the rate of buying materials, services or products from the Company.

         2.28 Product and Service Warranties. Set forth on Schedule 2.28(a) are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. Except as disclosed on Schedule 2.28(b), no oral product or service warranties or guarantees have been authorized or made containing terms less favorable to the Company in any material respect than the terms of the forms of product and service warranties and guarantees set forth on Schedule 2.28(a). Except as specifically described on Schedule 2.28(c), no product or service warranty or similar claims have been made against the Company and, to the Company's knowledge, except as set forth on Schedule 2.28(c), there is no basis for any such claim after the date hereof. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or has any valid basis for any action or proceeding, against the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against the Company hereafter (including for those matters disclosed on Schedule 2.28(c)) with respect to products manufactured prior to the Effective Time (which, for the avoidance of doubt, shall include only those products which have been shipped or delivered prior to the Effective Time (including without limitation those products engaged in customer trials) or which constitute finished goods inventory prior to the Effective Time) or services rendered on or prior to the Effective Time will not exceed $625,000.

         2.29 Product Liability Claims. Except as described on Schedule 2.29, the Company has not received written or express notice or written or express information as to any claim or allegation of, and the Company has not been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by the Company or its employees. Schedule 2.29 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney's fees incurred in connection with such claim. The uninsured portion of aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted against the Company with respect to products manufactured prior to the Effective Time (which, for the avoidance of doubt, shall include only those products which have been shipped or delivered prior to the Effective Time (including without limitation those products engaged in customer trials) or which constitute finished goods inventory prior to the Effective Time) or services rendered on or prior to the Effective Time will not exceed $500,000.

         2.30 Product Safety Authorities. No person affiliated with or on behalf of the Company has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or in connection with its business, and there exist no grounds for the recall of any such product.

         2.31 Foreign Operations and Export Control. At all times, the Company has acted:

                  (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;

                  (b) in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

                  (c) without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

                  (d) without violation of any export control or sanctions laws, orders or regulations, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without violation and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders, which licenses or authorizations are described in Schedule 2.31; and

                  (e) without violation of the Foreign Corrupt Practices Act of 1977, as amended.

         2.32 Takeover Statutes. The Company is not subject to any "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a "Takeover Statute") applicable to the Company or the Merger.

         2.33 Fairness Opinion. The Company's Board of Directors has received from its financial advisors, Thomas Weisel Partners, LLC, a written opinion addressed to it to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view. An accurate and complete copy of such opinion has been provided to Tekelec.

         2.34     Brokers, Finders, Other Offers. Except as set forth in
Schedule 2.34, no finder, broker, agent, or other intermediary, acting on behalf of the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Neither the Company or any of the Stockholders is subject to any letter of intent, agreement, understanding or commitment with any third party (other than Tekelec) or its agents representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer (including but not limited to, by means of a merger, recapitalization, joint venture or the like) of all or a controlling portion of the capital stock of the Company or all or a material portion of the business or assets of the Company, and the Company and the Stockholders have discontinued any negotiations with and furnishing of information to any such third party or its agents or representatives.

         2.35 Disclosure. Neither this Agreement nor any of the schedules, attachments or the Exhibits hereto or any agreements contemplated hereby contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which has not been disclosed to Tekelec of which the Company has knowledge and which has had or could reasonably be anticipated to have a Company Material Adverse Effect or Company Material Adverse Change.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF MAJOR STOCKHOLDERS

                  By execution of the Indemnification Agreement, each Major Stockholder shall severally, and not jointly and severally, make (with respect to himself, herself or itself only) the following representations and warranties to Tekelec and the Acquisition Subsidiary, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in
Section 9.2.

         3.1      Stockholder Representations and Warranties.

                  (a) Such Major Stockholder has the power and authority to execute and deliver the Indemnification Agreement, to perform his, her or its obligations thereunder, and to consummate the transactions contemplated thereby.

                  (b) Except as set forth on Schedule 3.1(b), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government authority or third party is required in connection with the execution, delivery or performance of the Indemnification Agreement by such Major Stockholder or the consummation of the transactions contemplated thereby.

                  (c) The Indemnification Agreement has been duly executed and delivered by such Major Stockholder and the Indemnification Agreement constitutes a legal, valid and binding obligation of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.

                  (d) Such Major Stockholder owns beneficially and of record the number of Company Shares as are set forth next to such Major Stockholder's name on Schedule 2.4, free and clear of all Liens, except for Liens contained in the agreements listed on Schedule 2.4.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF TEKELEC

                  Tekelec hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Section 0.

         4.1 Authorization; No Conflict. Tekelec is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Tekelec and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action of each of Tekelec and Acquisition Subsidiary. This Agreement constitutes the valid and binding obligation of each of Tekelec and Acquisition Subsidiary, enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally. The execution and delivery of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Tekelec.

         4.2 Capitalization of Acquisition Subsidiary. The entire authorized capital stock of Acquisition Subsidiary consists solely of 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Tekelec owns all issued and outstanding capital stock of Acquisition Subsidiary, free and clear of any and all Liens.

         4.3 Consents. Except as set forth on Schedule 4.3 and except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the HSR Act, no waiver or consent of any third person or governmental authority is required for the execution by Tekelec of this Agreement, or the consummation by the Company of the transactions contemplated hereby.

         4.4 Brokers, Finders. Except as set forth in Schedule 4.4, no finder, broker, agent, or other intermediary, acting on behalf of Tekelec or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         4.5 Litigation. There is no Action or Order pending or, to the knowledge of Tekelec, threatened against Tekelec or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Tekelec which could interfere with Tekelec's ability to consummate the transactions contemplated by this Agreement.

         4.6 Available Funds. Tekelec has sufficient funds on hand or available pursuant to unconditional commitments to pay the Merger Consideration free and clear of any and all Liens that would impede its ability to pay such Merger Consideration.

                                    ARTICLE V
                        CERTAIN COVENANTS OF THE COMPANY

         5.1 Execution of this Agreement; Certain Notices. The Company hereby agrees to use its commercially reasonable efforts to obtain as soon as possible after the date hereof and prior to Closing an executed signature page to the Release in the form attached hereto as Exhibit G (the "Release") from each of the Stockholders of the Company other than the Major Stockholders and the members of Senior Management. The Company hereby agrees to cause to be delivered to each holder of a Company Option or Company Warrant a notice in the respective forms attached hereto as Schedules 5.1A and 5.1B as soon as practicable after the date hereof (but in any event within five (5) Business Days hereafter). The Company also hereby agrees that it shall promptly (and in any event within five (5) Business Days after receipt of the Company Stockholder Approval) deliver to the Stockholders the notices described in Sections 228(e) and 262(d) of the DGCL.

         5.2      Conduct of Business of the Company. Except as set forth in
Schedule 5.2 or as otherwise expressly permitted by this Agreement or as Tekelec may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company shall operate in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other key employees and to preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Tekelec shall otherwise expressly consent in writing, the Company shall use its reasonable best efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; (ii) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with the past practices of the Company and the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Tekelec. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their present terms, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Stockholders in their capacity as such;

                  (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding as the date hereof in accordance with their present terms);

                  (c) amend its Certificate of Incorporation or Bylaws;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than (i) in the Ordinary Course of Business and (ii) pursuant to the proposed amendment to the Company's relationship, which has been fully disclosed to Tekelec;

                  (f) except for additional borrowings not in excess of $75,000 under or pursuant to the Amended and Restated Loan and Security Agreement dated as of March 27, 2003, as amended on January 26, 2004 by and between the Company and Comerica Bank, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person, except in the Ordinary Course of Business and in amounts not material to the maker of such loan, advance, capital contribution or investment;

                  (g) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or that would impair the ability of the Company, Tekelec or the Stockholders of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation;

                  (h) make any capital expenditure or expenditures that exceed $50,000 in the aggregate;

                  (i) make or revoke any Tax election, settle or compromise any Tax liability material to the Company or any of its subsidiaries, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable law or generally accepted accounting principles;

                  (j) except as required under an existing Plan, (i) grant or commit to grant any employee, shareholder, officer, director or agent of the Company, any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;

                  (k) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of any of the Company Options, including any action which would or is reasonably likely to cause the Merger or the transactions contemplated thereby to accelerate any of the Company Options;

                  (l) revalue any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

                  (m) (i) enter into any contract or agreement, other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts other than in the Ordinary Course of Business; or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

                  (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business;

                  (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                  (p) enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its affiliates (including Tekelec) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

                  (q) authorize, or commit or agree to take, any of the foregoing actions.

         5.3      Notification of Certain Matters.

                  (a) The Company shall give prompt notice to Tekelec if any of the following occur after the date of this Agreement: (i) any written notice of, or other express communication relating to, a default or event, occurrence, fact, condition, change, development or effect ("Event") which, with notice or lapse of time or both, would become a default under any Contract listed on
Schedule 2.12; (ii) receipt of any written notice or other express communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material written notice or other express communication from any Government authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would have a Company Material Adverse Effect (as defined below) or Company Material Adverse Change (as defined below); (v) the commencement or threat of any Action involving or affecting the Company, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by the Company in or pursuant to this Agreement; (vi) the occurrence of any Event after the date hereof that would cause a breach by the Company of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement and (vii) the discovery by the Company that any of its representations and warranties contained herein were inaccurate in any respect on the date hereof. "Company Material Adverse Change" and "Company Material Adverse Effect" mean, respectively, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the business condition (financial or otherwise), of the Company, but shall not be deemed to include any adverse change or effect to the extent resulting from matters, which are not of a general economic nature, that generally affect the industry in which the Company operates.

                  (b) In addition to, and not in lieu of, the foregoing, the Company shall deliver to Tekelec no later than the end of the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (the "Update Schedule") to any of the information contained in the Company's schedules to this Agreement (including changes to any other representations or warranties of the Company in Article II hereof as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof (it being understood that the mere discovery of events or circumstances following the date hereof shall not constitute a basis for any such change to the extent that the event occurred or the circumstance existed prior to the date hereof) which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by Seller in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to Tekelec having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or negate any indemnity hereunder; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (other than events or circumstances which arise from violation of Section
0) and if Tekelec would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 0 on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement. For avoidance of doubt, any additions or changes appearing on the Update Schedule which are identified by the Company as a Company Material Adverse Effect or Company Material Adverse Change shall be identified as such in the certificate to be delivered to Tekelec pursuant to Section 0 and any changes or effects which are not so identified by Seller as a Company Material Adverse Effect or Company Material Adverse Change in Seller's certificate delivered pursuant to Section 0 shall not be subject to the foregoing limitation and shall be subject to the indemnification provisions of Article IX unless and only to the extent that Tekelec has, at the request of the

Company pursuant to Section 0, expressly consented to the action giving rise to such changes or effects.

         5.4 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Confidentiality Agreement dated August 20, 2003, between Tekelec and the Company (the "Confidentiality Agreement"), the Company shall afford to Tekelec and to the officers, employees, accountants, counsel, financial advisors and other representatives of Tekelec, reasonable access during normal business hours during the period prior to the Effective Time to the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Tekelec all other information concerning its business, properties and personnel as Tekelec may reasonably request, provided that no investigation pursuant to this
Section 0 shall affect or modify any representation or warranty given by the Company. Tekelec agrees that it shall coordinate its contacts with the Company's personnel (other than the Senior Management) with a member of Senior Management, but in any event such personnel shall be made available for such contacts at reasonable times as requested by Tekelec prior to the Effective Time. Tekelec shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

         5.5 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Tekelec and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental authority vacated or reversed, and
(v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its good faith efforts to cause members of Senior Management of the Company to exercise any of their vested Company Options prior to Closing, it being understood that the Company is under no obligation to make any payment, amend any agreement or understanding, or provide any benefit to any member of Senior Management to effect the foregoing.

         5.6 Company Stockholder Approval. The Company will use its commercially reasonable efforts to obtain, within one Business Day after the date hereof, the requisite vote of its Stockholders for the purpose of adopting this Agreement in accordance with the DGCL, the

Company's Certificate of Incorporation and Bylaws and any agreement or instrument by which the Company is bound and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby (the "Company Stockholder Approval"). The Board of Directors of the Company has adopted a resolution recommending the adoption of this Agreement by the Company's Stockholders (the "Company Recommendation") and except as provided in Section 0, the Board of Directors of the Company (i) will continue to recommend to the Stockholders of the Company that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its commercially reasonable efforts to obtain any necessary adoption and approval by the Company's Stockholders of this Agreement and the transactions contemplated hereby.

         5.7 Compliance. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply with all applicable Laws.

         5.8 Securities and Stockholder Materials. The Company shall send to Tekelec a copy of all material reports and materials as and when it sends the same to its Stockholders or any Governmental authority, subject to restrictions required by law.

         5.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated hereby, the Company will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

         5.10     No Solicitation.

                  (a) The Company shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Acquisition Proposal. The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal or (iii) enter into any agreement or agreement in principle with any Person that has made a Company Acquisition Proposal or such a proposal, inquiry or request or any such Person's affiliates; provided, however, that prior to obtaining the Company Stockholder Approval the Company may engage in discussions or negotiations with, and furnish information concerning the Company and its businesses, properties and assets to, any Person which makes a Company Acquisition Proposal if, and only if, (A) such Person made a Company Acquisition Proposal which did not result from a violation by the Company of its obligations under this Section 0 and at such time the Company has complied with its obligations under this
Section 0, and the Company is proceeding in good faith with respect to its obligations under Section 0, (B) such Company Acquisition Proposal constitutes a Company Superior Proposal and (C) a majority of the Board of Directors of the

Company concludes in good faith after consultation with its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors to the Company or to the Company's Stockholders under applicable law. For purposes of this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger. For purposes of this Agreement, "Company Superior Proposal" shall mean a bona fide written Company Acquisition Proposal (with all of the percentages included in the definition of Company Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel and financial advisors (w) provides to the Company's Stockholders consideration with a value per share of each Company Share that exceeds the value per share of each Company Share provided for in this Agreement (after taking into account any revisions made or proposed by Tekelec or Acquisition Subsidiary), (x) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Company Acquisition Proposal.

                  (b) Except as provided in the next sentence, the Board of Directors of the Company shall not withdraw or modify the Company Recommendation. The Board of Directors of the Company shall only be permitted to
(i) withdraw or modify in a manner adverse to Tekelec and Acquisition Subsidiary (or not to continue to make) the Company's Recommendation as a result of a Company Superior Proposal or an Unknown Event or (ii) cause the Company to enter into an agreement relating to a Company Superior Proposal if, but only if, (A) the Company Stockholder Approval has not then been obtained, (B) a majority of the Board of Directors of the Company has reasonably determined, following consultation with outside counsel, that the failure to take such action would result in a failure of the Board of Directors to comply with its fiduciary duties imposed by applicable law, (C) the Company has given Tekelec and Acquisition Subsidiary five Business Days' prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, (D) the Company has complied with its obligations under this Section 0, and (E) simultaneously with entering into any such agreement, the Company shall have terminated this Agreement pursuant to Section 0 and paid Tekelec the breakup fee in accordance with Section 0. Nothing contained in this Section 0 shall prohibit the Company from taking and disclosing to its Stockholders a position contemplated by Rule 14e2(a) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or from making any disclosure to the Company or the Company's Stockholders if, in the good faith judgment of a majority of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company or the Company's Stockholders under applicable law; provided, that unless and until this Agreement is terminated in accordance with Section 0 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Tekelec or Acquisition Subsidiary under any other provision of this Agreement. For purposes of this Agreement, the term "Unknown Event" means any event that occurs after the date of this Agreement other than a Company Acquisition Proposal that does not constitute a Company Superior Proposal, that a majority of the Board of Directors of the Company determine in good faith, after consultation with its outside legal and financial advisors (but without the requirement that such consultation form the basis for such determination) evidences clearly and convincingly that the fiduciary duties of the Board of Directors requires a change to the Company Recommendation.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 0, the Company shall promptly (but in any case later than one calendar day) advise Tekelec orally and in writing of any Company Acquisition Proposal, the material terms and conditions of such request or Company Acquisition Proposal and the identity of the Person making such request or Company Acquisition Proposal. The Company will keep Tekelec fully informed of the status and details (including amendments or proposed amendments) of any such request or Company Acquisition Proposal. In addition, the Company will promptly (but in any case later than one calendar day) notify Tekelec of any determination by the Company's Board of Directors that a Company Superior Proposal has been made.

         5.11 Company Preferred Stock. During the period from the date of this Agreement to the Effective Time, the Company agrees that it will not without the prior written consent of Tekelec (i) issue or (ii) authorize the issuance of or (iii) permit the conversion of, or take any action that would require or permit the conversion of, any shares of Series A-1 Preferred Stock or Series B-1 Preferred Stock into, any shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock. In the event that the Company issues any shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock, such shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock shall be considered for all purposes under the terms of this Agreement (including for purposes of the Merger Consideration applicable to such shares) as shares of Company Preferred Stock and as shares of Series A-1 Preferred Stock or Series B-1 Preferred Stock, respectively and all appropriate adjustments to this Agreement to reflect as much shall be made to this Agreement or any Schedules or Exhibits hereto.

         5.12     Company Options and Warrants. Except as provided below in this
Section 5.12, the Company shall not purchase, redeem, cancel, terminate, amend or otherwise change in any respect any of the options, warrants or other rights to purchase shares of Company Common Stock or Company Preferred Stock that exist on the date hereof; it being understood that, except as set forth below, all shares of Company Common Stock or Company Preferred Stock issuable upon exercise of such options, warrants or other rights shall be included in the term Aggregate Shares Deemed Outstanding. Prior to the Closing Date, the Company shall be permitted to amend those certain warrants to purchase up to an aggregate of 979,432 shares of Company Common Stock at a purchase price of $0.5105 per share (the "Special Company Warrants") in order to allow the holders thereof to exercise prior to the Closing Date the Special Company Warrants on a "net exercise basis" such that the aggregate number of shares of Company Common Stock issuable upon exercise of such Special Company Warrants in full (without payment of any cash) is equal to 77,231. To the extent such Special Company Warrants are so amended and exercised prior to the Closing Date, then such Special Company Warrants shall be terminated and only the shares issued upon the exercise thereof shall be included in the term Aggregate Shares Deemed Outstanding. The Company shall provide Tsunami with all documentation related to any amendments or exercise of the Special Company Warrants in the manner described herein.

                                   ARTICLE VI
                              COVENANTS OF TEKELEC

         6.1 Notification of Certain Matters. Tekelec shall give prompt notice to the Company if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Government authority in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would have a Tekelec Material Adverse Effect (as defined below) or Tekelec Material Adverse Change (as defined below); (iv) the commencement or threat of any Action involving or affecting Tekelec, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by Tekelec in or pursuant to this Agreement; and (v) the occurrence of any Event that would cause a breach by Tekelec of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement. "Tekelec Material Adverse Change" and "Tekelec Material Adverse Effect" mean, respectively, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the business condition (financial or otherwise), of Tekelec, but shall not be deemed to include any adverse change or effect to the extent resulting from matters, which are not of a general economic nature, that generally affect the industry in which Tekelec operates.

         6.2 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Tekelec agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

         6.3 Compliance. In consummating the Merger and the other transactions contemplated hereby, Tekelec shall comply with all applicable Laws.

         6.4 Certain Tax Matters. If Tekelec amends any federal income Tax Returns, which were filed prior to the Closing Date, in a manner that would change the taxable income of the Company and such amendment will affect the pre-Closing income Tax liability of the Company, then Tekelec shall obtain the approval of the Representatives, and such approval shall not be unreasonably delayed or withheld by the Representatives. Any Tax audit or proceeding of the Company for periods ending on or before or including the Closing Date shall be deemed a Tekelec Third Party Claim under Section 0 hereof. Each of the Parties hereto agree to use their reasonable best efforts to minimize the potential that any transfer, documentary, sales, use, stamp, registration or other similar Taxes would become payable as a result of the consummation of the transactions contemplated hereby.

         6.5 Employee Matters. After the Closing, Tekelec will cause the Surviving Corporation to initially maintain the employment of the employees of the Company; provided, that Tekelec and/or Surviving Corporation shall have the right and authority to terminate, at its sole cost and expense, the employment of any such employee at any time thereafter in its sole and absolute discretion. After the Closing, Tekelec shall likewise cause the Surviving Corporation to initially maintain in effect for the benefit of such employees all of the Company's existing benefit plans; it being agreed, however, that notwithstanding the foregoing, it is the intention of Tekelec to take any and all action in its sole and absolute discretion with respect to the Company's existing benefit plans, including terminating same, and to transfer all such employees who so remain in the employ of the Surviving Corporation to Tekelec's benefit plans at such time and under such circumstances as Tekelec shall deem appropriate and advisable. Tekelec agrees that to the extent it transfers any such employees to Tekelec's benefit plans, such employees shall be credited to the extent such crediting is permitted under such plan, for their years of service or periods of creditable coverage with the Company prior to the Closing in determining eligibility and vesting thereunder and in determining the amount of benefits under any applicable sick leave, vacation or severance plan but for no other purpose.

         6.6      Maintenance of Directors and Officers Indemnification.

                  (a) Tekelec shall, to the fullest extent permitted by law, cause the Surviving Corporation from and after the Effective Time to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Certificate of Incorporation or Bylaws, as amended to date, or by any contract set forth on
Schedule 6.6(a) hereto, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Certificate of Incorporation or Bylaws, as amended to date, or contract, from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                  (b) Prior to the Effective Time, the Company shall purchase one or more policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time ("Tail Insurance Policies") for the benefit of those persons who are currently covered by the current policies of directors' and officers' liability insurance maintained by the Company (the "Current Policies"), with such Tail Insurance Policies providing at least the terms and conditions described on Schedule 6.6(b). The "Tail Insurance Expenses" shall mean all fees and expenses related to the purchase and maintenance of the Tail Insurance Policies. From and after the Effective Time and for a period of six (6) years thereafter, Tekelec shall cause the Surviving Corporation to maintain in effect the Tail Insurance Policies (provided that Tekelec may substitute or cause the Surviving Company to substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than those maintained by the Company, as long as any such substitution does not result in gaps or lapses in coverage with respect to any claims arising from or matters related to events occurring prior to the Effective Time).

         6.7 Treatment and Registration of Company Options. Tekelec shall take any and all necessary actions to cause the Company Options granted as contemplated by Section 1.5(a) of this Agreement to be treated as incentive stock options within the meaning of the Code. Within sixty (60) Business Days of the Closing Date, at Tekelec's sole cost and expense, Tekelec will cause all of the shares of Tekelec common stock issuable upon the exercise of such Company Options to be registered with the Securities and Exchange Commission on Form S-8 or similar form.

                                   ARTICLE VII
                       ADDITIONAL COVENANTS OF THE PARTIES

         7.1 Public Announcements. The Parties hereto will not make any public disclosure of the terms hereof or issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the Company, Tekelec, and Acquisition Subsidiary, not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable requirements of Laws or by obligations pursuant to any listing agreement with any national securities exchange or quotation system. Nothing herein shall be interpreted to limit the Company's ability to communicate with its Stockholders or holders of its warrants, options or other securities, or its lenders as may be necessary in order to consummate the Merger; provided that the Company shall provide Tekelec with a copy of any such written communication and with a summary of any material oral communication.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. The Company shall have received the Company Stockholder Approval at or prior to the Effective Time.

                  (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Tekelec shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  (c) Governmental Approvals. All consents as set forth on
Schedule 2.4(c) and Schedule 4.3 of any Government authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

                  (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice ("DOJ") or the Federal Trade Commission ("FTC")to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such DOJ or FTC, as the case may be.

         8.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

                  (a) Performance of Obligations; Representations and Warranties. Tekelec shall have performed in all material respects each of its agreements contained in this Agreement and the Escrow Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of Tekelec contained in this Agreement that is qualified by materiality, Tekelec Material Adverse Change or Tekelec Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate, dated the Closing Date, from Tekelec, signed on behalf of Tekelec, by a duly authorized officer of Tekelec, to such effect.

                  (b) No Material Adverse Change. Since the date of this Agreement, there shall have been no Tekelec Material Adverse Change, and the Company shall have received a certificate dated the Closing Date, signed on behalf of Tekelec by the Chief Executive Officer and Chief Financial Officer of Tekelec that, to the knowledge of such officers, there has been no Tekelec Material Adverse Change.

                  (c) Required Consents. All material consents and approvals relating to Tekelec required to be obtained by Governments prior to the Closing in connection with the transaction contemplated hereby shall have been obtained, and copies thereof shall have been delivered to the Company.

                  (d) Deliveries. Tekelec shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section
1.9 and such other customary documents, instruments or certificates as shall be reasonably requested by the Company and as shall be consistent with the terms of this Agreement.

         8.3 Conditions to Obligations of Tekelec and Acquisition Subsidiary. The obligations of Tekelec and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Tekelec:

                  (a) Performance of Obligations; Representations and Warranties. Each of the Parties hereto other than Tekelec or Acquisition Subsidiary shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of each of such other Parties hereto contained in this Agreement that is qualified by materiality, Company Material Adverse Change or Company Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Tekelec shall have received certificates, dated the Closing Date, from each of such other Parties hereto, signed on behalf of each such other Party, by a duly authorized officer of such other Party, to such effect.

                  (b) No Material Adverse Change. Since the date of this Agreement, there shall have been no Company Material Adverse Change, and Tekelec shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company that, to the knowledge of such officers, there has been no Company Material Adverse Change.

                  (c) Required Consents. All consents and approvals relating to the Company required to be obtained from Governments and from third parties under Contracts (as defined herein), including but not limited to those consents listed and described on Schedule 2.13 shall have been obtained on terms and conditions reasonably acceptable to Tekelec and be in full force and effect. Tekelec shall have received a copy of all such consents and approvals.

                  (d) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government authority, which is reasonably likely to be determined adversely to Tekelec or Acquisition Subsidiary, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Tekelec or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of Company and its subsidiaries, taken as a whole, or of Tekelec or Acquisition Subsidiary or any of their affiliates, or to compel Tekelec or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Company, or of Tekelec or Acquisition Subsidiary or any of their affiliates, (C) seeking to impose or confirm material limitations on the ability of Tekelec or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of the Company, including, without limitation, the right to vote the shares of the Company acquired or owned by Tekelec or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of such stock, (D) seeking to require divestiture by Tekelec or Acquisition Subsidiary or any of their affiliates of the shares of stock of the Company, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

                  (e) Appraisal Rights. The Company shall not have received notice of demand for appraisal of shares of Company Shares from holders of more than 3% of Company Shares. The applicable time period under Section 262 of the DGCL for holders of the Company Shares to demand the appraisal of such holder's Company Shares shall have expired.

                  (f) Releases. Each of the members of Senior Management shall have executed a Release, and all such Releases shall remain in full force and effect.

                  (g) Employment Agreements. The employees listed on Schedule 8.3(g)(i): (i) have agreed to the terms and conditions of an Offer Letter (with respect to each such employee, an "Offer Letter"), each dated as of the date of this Agreement, in form and substance acceptable to Tekelec, to be effective at the Effective Time, (ii) are bound by the terms of such Offer Letter on the Closing Date, and (iii) except as may otherwise be agreed to by Tekelec, are employed by the Company on the Closing Date, other than where such employee is no longer employed by the Company due to death or total disability.

                  (h) Indemnification Agreement. The Indemnification Agreement shall remain in full force and effect on and as of the Closing Date.

                  (i) Audited Financial Statements. The audited consolidated balance sheet of the Company as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto, shall not differ in any material respect from the unaudited consolidated balance sheet of the

Company as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto.

                  (j) Deliveries. The Company shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section
1.8 and such other customary documents, instruments or certificates as shall be reasonably requested by Tekelec and as shall be consistent with the terms of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Indemnification of Tekelec.

                  (a) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article IX, from and after the Closing, Tekelec and the Surviving Corporation, and the directors, officers, successors, assigns, and agents of each of them (collectively, the "Tekelec Indemnified Persons"), shall be indemnified and held harmless from any and all claims, losses, damages, liabilities, expenses or costs ("Losses"), plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement, plus interest (in all, "Indemnified Losses") incurred or to be incurred by any of them resulting from, arising out of, or directly or indirectly connected or related to

                        (i) any breach or violation of any of the Company's
            representations and warranties, covenants, or agreements contained in this Agreement or any document delivered pursuant hereto, including the provisions of this Article IX, except that Indemnified Losses arising solely as a result of a breach after the Effective Time by the Surviving Corporation of an agreement or covenant of the Company under this Agreement shall not be covered by this indemnity, unless such breach is caused in whole or in part by actions or inactions of the Stockholders or the Company occurring prior to the Effective Time; or

                        (ii) any Action or threatened Action against the
            Company, whether arising prior to or after the Effective Time, by a Stockholder which seeks to challenge, enjoin, prevent, obtain damages as a result of or otherwise delay or frustrate this Agreement, the Escrow Agreement, or the Indemnification Agreement or the consummation of the transactions contemplated hereby or thereby or which relates to or arises out of any event, fact or circumstance existing prior to the Effective Time, including, without limitation the liabilities, damages, costs and expenses incurred by the Company, Tekelec or the Acquisition Subsidiary (including attorney's fees) in connection with the defense, settlement or other resolution thereof; or

                        (iii) all transfer, documentary, sales, use, stamp,
            registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) that are incurred or become payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement; provided that the Tekelec Indemnified Persons shall only be entitled to indemnification with respect to 50% of such amounts; it being understood that the

            Surviving Corporation shall be responsible for the remaining 50% of such amounts.

                  (b) By execution of the Indemnification Agreement, the Major Stockholders shall severally and not jointly indemnify and hold harmless each of the Tekelec Indemnified Persons from and against, and each Major Stockholder shall thereby waive any claim for contribution or indemnity from any of the Tekelec Indemnified Persons with respect to such Major Stockholder's Pro Rata Portion of, any Indemnified Losses incurred or to be incurred by any of the Tekelec Indemnified Persons resulting from, arising out of or directly or indirectly connected to any breach or violation of any of the Company's representations and warranties contained in Sections 2.8, 2.14, 2.21 or 2.24 of this Agreement, or any fraud or willful breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement or any document delivered pursuant hereto, including the provisions of this Article IX (collectively "Special Losses"):

                        (i) to the extent that such Special Losses exceed the
            remaining amounts available from the Escrow, if any, or

                        (ii) indemnification for such Special Losses is due
            following the disbursal of all Escrow Funds.

Without limiting the generality of the foregoing, it is understood that if, as a result of Special Losses previously paid out of the Escrow, there are insufficient Escrow Funds to fully indemnify the Tekelec Indemnified Persons for Indemnified Losses which are not Special Losses ("Regular Losses"), then a Special Loss will result in the amount of the lesser of (i) the amount of such Special Losses previously paid out of the Escrow, or (ii) the excess of such Regular Losses over the amount of remaining Escrow Funds. For purposes of this Agreement and the Indemnification Agreement, the term "Pro Rata Portion" means, with respect to each Major Stockholder, the amount calculated as follows and expressed as a percentage: the aggregate amount of the Initial Merger Consideration which such Major Stockholder is entitled to receive hereunder divided by the aggregate amount of the Initial Merger Consideration payable to all Major Stockholders hereunder.

                  (c) In accordance with the terms of this Agreement, the Escrow Agreement and the Indemnification Agreement, each Stockholder shall severally and not jointly indemnify and hold harmless the Tekelec Indemnified Persons against and in respect of any and all Indemnified Losses arising from any breach of any of the representations and warranties made by such Stockholder in the Indemnification Agreement or in any Letter of Transmittal executed by such Stockholder or (ii) any breach or violation by such Stockholder of the covenants made in the Indemnification Agreement by such Stockholder or in any Letter of Transmittal executed by such Stockholder.

                  (d) For purposes of calculating the Indemnified Losses and any indemnification payments under this Agreement, the Escrow Agreement or the Indemnification Agreement, any actual and determinable Tax benefit used by the Tekelec Indemnified Persons or Tax detriment incurred by the Tekelec Indemnified Persons shall be taken into account and the same shall be calculated using an effective Tax rate equal to Tekelec's actual marginal effective Tax rate (referred to herein as the "Effective Tax Rate"). If the Tax benefit with respect to an

Indemnified Loss is allowable in future taxable periods (i.e., a capitalized Tax benefit), rather than the period in which the Indemnified Loss occurs, such Tax benefit shall be calculated using the Effective Tax Rate and discounting the Tax benefit to the date of the indemnity payment at the federal midterm rate, as that term is defined in Section 1274(d)(1) of the Code, using annual compounding. Tekelec shall have sole discretion in determining whether or not an Indemnified Loss will result in a Tax benefit or Tax detriment to the Tekelec Indemnified Persons and whether to actually utilize any such Tax benefit that may be available.


                  (e) All materiality qualifications contained in the Company's representations and warranties in this Agreement or any document delivered pursuant hereto, including without limitation the terms "Company Material Adverse Effect" and "Company Material Adverse Change", shall be taken into account under this Article IX solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such qualifications shall be ignored and not given effect for purposes of determining whether the $850,000 threshold set forth in Section 9.3(a) has been surpassed, or determining the amount of any Indemnified Losses resulting from any such breach or violation.

                  (f) No information or knowledge acquired, or investigations conducted, by Tekelec or its representatives (whether conducted or acquired prior to the date hereof or between the date hereof and the Closing Date) of the Company or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any right of Tekelec or any Tekelec Indemnified Person to assert a claim for indemnification under this Agreement, the Escrow Agreement or the Indemnification Agreement.

                  (g) The Stockholders shall have no indemnification obligation under this Agreement, the Escrow Agreement or the Indemnification Agreement for any Taxes arising from an election under Section 338 of the Code, or any comparable election under state or local law, filed by Tekelec or its affiliates.

         9.2 Survival. The respective representations and warranties made in Articles II and III (whether made by execution of this Agreement, the Indemnification Agreement or a Letter of Transmittal), and all rights to indemnification with respect thereto as contemplated by Sections 9.1(a), 9.1(b) and 9.1(c), shall survive the Closing Date but, anything in this Agreement to the contrary notwithstanding, shall expire at 11:59 p.m. on May 1, 2005 unless a claim with respect thereto shall have been made pursuant to Section 9.4 or
Section 9.5 (or otherwise under the Escrow Agreement) prior to such date except that: (i) the representations and warranties under Sections 2.8, 2.21, and 2.24 and the indemnity obligations related thereto and to fraudulent misrepresentations and warranties and willful breaches of covenants or agreements shall survive until the expiration of the applicable statutes of limitation, including any suspensions, tollings or extensions thereof, and (ii) the representations and warranties under Section 2.14 and the indemnity obligations related thereto shall expire at 11:59 p.m. on such date which is eighteen (18) months following the Closing Date.

         9.3 Limitations.

                  (a) The Tekelec Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(a) for breaches of the Company's representations and warranties made in Article II or under Section 9.1(a)(ii), unless such Indemnified Losses exceed $850,000 in the aggregate (at which point the Stockholders will be obligated to indemnify the Tekelec Indemnified Persons from and against all such Indemnified Losses relating back to the first dollar).

                  (b) The Tekelec Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(a) to the extent such Indemnified Losses exceed $8,500,000.

                  (c) The Tsunami Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(b) for breaches of the Company's representations or warranties made in Section 2.14 to the extent such Indemnified Losses exceed the amount equal to $12,750,000 minus the aggregate amounts, if any, paid to Tsunami pursuant to the Escrow Agreement in satisfaction of indemnity obligations under this Article IX or pursuant to the Indemnification Agreement in satisfaction of indemnity obligations for breaches of the Company's representations or warranties made in Sections 2.8, 2.21 or
2.24. The Tsunami Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(b) for breaches of the Company's representations or warranties made in Sections 2.8, 2.21 or 2.24 to the extent such Indemnified Losses exceed the amount equal to the lesser of (i) $4,250,000 and (ii) $12,750,000 minus the aggregate amounts, if any, paid to Tsunami pursuant to the Escrow Agreement in satisfaction of indemnity obligations under this Article IX or pursuant to the Indemnification Agreement in satisfaction of indemnity obligations for breaches of the Company's representations or warranties made in Section 2.14.

                  (d) The Tsunami Indemnified Persons shall be entitled to indemnification for Indemnified Losses from a Stockholder under Section 9.1(c) for breaches of any representation or warranty made by such Stockholder in the Indemnification Agreement or in any Letter of Transmittal executed by such Stockholder from the first dollar of Indemnified Loss relating thereto, but shall not be entitled to indemnification to the extent such Indemnified Losses exceed the aggregate amount of Merger Consideration paid or payable to such Stockholder.

                  (e) The limitations contained in this Section 9.3 shall not apply in any respect in the event of any fraud or willful breach of the provisions of this Agreement, the Escrow Agreement or the Indemnification Agreement.

         9.4 Notice of Claim; Satisfaction of Claim.

                  (a) Subject to Section 9.4(b), in the event that a party seeking indemnification (an "Indemnified Party") seeks indemnification hereunder or under the Escrow Agreement or the Indemnification Agreement at any time, such Indemnified Party shall give written notice to the Representatives in the event that such indemnity is sought from the Escrow and otherwise to the Person from whom such indemnity is sought (in either case, an "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay or cause to be paid the amount of any undisputed, valid and determinable claim not more than 20 calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount. If the Indemnifying Party disputes


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
the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within 14 calendar days after the Indemnified Party provides notice to the Indemnifying Party of such claim and the amount thereof, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within 30 calendar days after the Indemnified Party receives the notice of dispute, then either of such parties can sue the other party in a court of competent jurisdiction in accordance with
Section 11.10 hereof. The parties to this Agreement and to the Indemnification Agreement shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to such claim, subject to reasonable protection of attorney client and attorney work product privileges.

                  (b) Each and every claim for indemnification under this
Article IX by a Tekelec Indemnified Person during the period in which the Escrow Agreement remains in full force and effect shall be satisfied, to the extent sufficient Escrow Funds remain in Escrow for distribution in accordance with the terms of the Escrow Agreement, by a disbursement from the Escrow pursuant to the terms of the Escrow Agreement. A Tekelec Indemnified Person shall not be entitled to seek indemnification pursuant to Section 9.1(b) hereof unless and until (i) the Escrow Funds remaining in Escrow have been reduced to $0 pursuant to the terms of the Escrow Agreement or (ii) the Escrow Funds are equal to or less than the Disputed Amounts (as defined in the Escrow Agreement). Any amounts due pursuant to Section 9.1(b), as limited by Section 9.3(c), shall be paid promptly as provided in the Indemnification Agreement. Except for claims of fraud or willful breach of any provision of this Agreement, the Escrow Agreement or the Indemnification Agreement, Tekelec acknowledges and agrees that the aggregate monetary liability of the Stockholders for indemnification claims under or pursuant to Sections 9.1(a) and 9.1(b) of this Agreement shall not exceed $12,750,000.

                  (c) Pursuant to the terms of this Agreement and the Escrow Agreement, the Parties hereby agree that the Representatives are fully authorized and empowered on behalf of each of the Stockholders to accept notice of, respond to, settle and resolve any and all matters or disputes relating to Escrow claims brought by a Tekelec Indemnified Person hereunder. Any action taken by the Representatives may be considered by Tekelec to be the action of each Stockholder for whom such action was taken for all purposes of this Agreement and each Stockholder shall be bound by any such action of the Representatives.

         9.5 Right to Contest Claims of Third Persons.

                  (a) If a Tekelec Indemnified Party believes that it is entitled to indemnification because of a claim (a "Tekelec Third Person Claim") asserted by any claimant other than an Indemnified Party (a "Third Person"), Tekelec shall give the Representatives prompt notice thereof after such assertion is actually known to Tekelec if, and only if, Escrow Funds remain available to satisfy indemnity claims in accordance with the terms thereof; provided, however, that the right of a person to be indemnified in respect of Tekelec Third Person Claims for which such notice is required shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Stockholder(s) from whom such indemnity is sought (the "Stockholder Indemnifying Party") is prejudiced thereby. In the event


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
that the Tekelec Third Person Claim seeks recovery of damages in an amount which is less than one hundred fifty percent (150%) of the maximum remaining amount of Escrow Funds which do not represent Claimed Amounts (as defined in the Escrow Agreement) or Disputed Amounts (as defined in the Escrow Agreement) (hereinafter referred to as a "Tekelec Special Third Person Claim"), then the Representatives shall have the right, upon written notice to the Tekelec Indemnified Party, to assume the defense, prosecution, settlement or compromise of such Tekelec Special Third Person Claim provided that the Representatives, on behalf of the Stockholder Indemnifying Party, has unconditionally acknowledged to Tekelec in writing the obligation of the Stockholder Indemnifying Party to indemnify the persons to be indemnified hereunder with respect to such Tekelec Special Third Person Claim. Thereafter, Tekelec may participate in (but not control) the defense of any Tekelec Special Third Person Claim with its own counsel at its own expense; provided, however, that if separate representation of the Tekelec Indemnified Party in connection with any such Tekelec Special Third Person Claim is necessary to avoid a conflict of interest, such representation shall be at the expense of the Stockholder Indemnifying Party; provided further, that if injunctive relief is being sought by the Third Person against the Tekelec Indemnified Party in connection with such Tekelec Special Third Person Claim, then that portion of the Tekelec Special Third Person Claim for which injunctive relief is being sought shall, at the option of Tekelec, be controlled by Tekelec at the expense of the Stockholder Indemnifying Party. To the extent the proposed settlement of any Tekelec Special Third Person Claim involves amounts in excess of the Escrow Funds which do not represent Claimed Amounts (as defined in the Escrow Agreement) or Disputed Amounts (as defined in the Escrow Agreement) or otherwise does not provide the Tekelec Indemnified Party with a complete release with respect to such matter, such settlement shall be subject to the written consent of Tekelec. The failure of the Representatives, on behalf of the Stockholder Indemnifying Party, to respond in writing to the aforesaid notice of the Tekelec Indemnified Party with respect to any Tekelec Special Third Person Claim within twenty days after receipt thereof shall be deemed an election not to defend the same. If the Representatives, on behalf of the Stockholder Indemnifying Party, do not so acknowledge the obligation of the Stockholder Indemnifying Party to indemnify and assume the defense of any such Tekelec Special Third Person Claim in the manner set forth above, and with respect to all Tekelec Third Person Claims which are not Tekelec Special Third Person Claims, (a) Tekelec may assume and control the defense of such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim on such terms as Tekelec may deem appropriate, after, with respect to Tekelec Special Third Person Claims only, first giving notice of the proposed terms of any such settlement to the Representatives and providing the Representatives with an opportunity to assume at that time the defense of the same by providing the unconditional acknowledgment and reimbursement described above, and, subject to the procedures set forth in Section 9.4 above, the applicable Stockholder Indemnifying Party shall be responsible for paying the full amount of the costs of defense for any Tekelec Third Party Claim or Tekelec Special Third Party Claim, and (b) the Representatives or the Stockholder Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Representatives or Stockholder Indemnifying Party thereafter seeks to question the manner in which Tekelec defended such Tekelec Third Person Claim or such Tekelec Special Third Person Claim or the amount or nature of any such settlement, the Representatives and/or the Stockholder Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of Tekelec in the defense and/or settlement of such Tekelec


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
Third Person Claim or such Tekelec Special Third Person Claim constituted gross negligence or willful misconduct. The parties to this Agreement and to the Indemnification Agreement shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to any Tekelec Third Person Claim or any Tekelec Special Third Person Claim, subject to reasonable protection of attorney client and attorney work product privileges, and shall cooperate in the defense thereof.

                  (b) Tekelec shall use its reasonable efforts to provide at least one of the Major Stockholders with notice of the assertion of any Tekelec Third Person Claim that Tekelec believes it is entitled to indemnity for pursuant to the Indemnification Agreement after such assertion is actually known to Tekelec; provided, however, that the right of a person to be indemnified in respect of any such Tekelec Third Person Claim shall not be affected in any manner whatsoever by a failure to provide any such notice.

         9.6 Exclusive Remedies. Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in this Article IX, all of which are subject to the terms, limitations, and restrictions of this
Article IX, shall be the exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement, except that the foregoing shall not apply to any remedies for monetary damages that an Indemnified Party may have for fraud or for any willful breach of any provision of this Agreement. In addition, such limitations set forth in this Article IX shall not impair the rights of any of the Parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement, including for the provisions of Article V hereof; or
(b) to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any default or breach of any other agreement to be delivered at or prior to Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in accordance with Section
11.10 hereof.

         9.7 Treatment of Indemnification. With respect to any indemnity payment under Section 9.1, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the capital stock of the Company.


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
                                    ARTICLE X
                                   TERMINATION

         10.1 Termination.

                  (a) This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time only as follows:

                        (i) by mutual consent of the Company and Tekelec;

                        (ii) by either the Company, on the one hand, or Tekelec,
            on the other hand, if the Closing shall not have occurred on or before April 6, 2004, or such other date, if any, as the Company and Tekelec shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party's failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date; provided further, that if any waiting periods (that prevent consummation of the Merger) imposed by a Government authority have not expired as of the Closing Date, such date shall automatically be extended to such date as such waiting periods expire (which shall be in no event later than July 5, 2004);

                        (iii) by Tekelec if (A) there shall have been a breach
            in any material respect (individually or in the aggregate) of any representation or warranty on the part of the Major Stockholders or the Company set forth in this Agreement or the Indemnification Agreement, or (B) there shall have been a breach by the Major Stockholders or the Company of any of its covenants or agreements hereunder or under the Indemnification Agreement, and such Major Stockholder or the Company has not cured such breach within twenty
            (20) Business Days after notice by Tekelec thereof, provided that, with respect to clauses (A) and (B) above, Tekelec has not materially breached any of its obligations hereunder and failed to timely cure such breach;

                        (iv) by Tekelec, at any time after 5:00 p.m. Eastern
            Standard Time on the date which is the first Business Day following the date hereof, if the Company has not obtained the Company Stockholder Approval by such time and delivered to Tekelec by such time a copy of such Company Stockholder Approval and a certificate certifying that the same has been obtained;

                        (v) by the Company if (A) there shall have been a breach
            in any material respect (individually or in the aggregate) of any representation or warranty on the part of Tekelec set forth in this Agreement, or (B) there shall have been a breach by Tekelec of any of their respective covenants or agreements hereunder, and Tekelec has not cured such breach within twenty (20) Business Days after notice by the Company thereof, provided that, with respect to clauses (A) and (B) above, the Company has not materially breached any of its obligations hereunder and failed to timely cure such breach;

                        (vi) by Tekelec if the Government has taken any action,
            investigation or proceeding as described in Section 8.3(d) (A) or
            (D);


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
                        (vii) by Tekelec if the Company suffers a Company
            Material Adverse Effect;

                        (viii) by the Company if Tekelec suffers a Tekelec
            Material Adverse Effect;

                        (ix) by Tekelec if (i) the Company shall have breached
            any of its obligations under Section 5.6 or 5.10 of this Agreement or (ii) the Board of Directors of the Company shall (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Tekelec or Acquisition Subsidiary [(including as a result of the occurrence of an Unknown Event)], (B) approve or recommend to the Stockholders of the Company a Company Acquisition Proposal (other than by Tekelec, Acquisition Subsidiary or their affiliates), (C) approve or recommend that the Stockholders of the Company tender their Company shares in any tender or exchange offer that is a Company Acquisition Proposal (other than by Tekelec, Acquisition Subsidiary or their affiliates) or (D) approve a resolution or agree to do any of the foregoing; and

                        (x) by either Tekelec or the Company (provided, if it is
            by the Company such termination must occur prior to the Company obtaining the Company Stockholder Approval) if the Board of Directors of the Company reasonably determines that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(a)(x) unless and until five Business Days have elapsed following delivery to Tekelec of a written notice of such determination by the Board of Directors of the Company (which notice must be delivered in all cases prior to the Company obtaining the Company Stockholder Approval) and during such five Business Day period the Company (A) informs Tekelec of the terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal and (B) otherwise fully cooperates with the Company with respect thereto (subject, in the case of this clause (B), to the condition that the Company Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would violate its fiduciary obligations to the Company or the Company's Stockholders under applicable law) with the intent of enabling Tekelec to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided further, that the Company may not terminate this Agreement pursuant to this Section 10.1(a)(x) unless at the end of such five Business Day period the Board of Directors of the Company continues reasonably to believe that the Company Acquisition Proposal constitutes a Company Superior Proposal.

                  The party desiring to terminate this Agreement pursuant to the preceding clauses (ii) through (ix) shall give written notice of such termination to the other party in accordance with Section 11.1, below.

                  (b) Procedure Upon Termination. In the event of termination pursuant to this Article X, the Merger shall be abandoned without further action by the Parties hereto, provided that the agreements contained in Sections 5.4, 10.1(b), 10.1(c) and 11.7 hereof shall remain in


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full force and effect. If this Agreement is terminated as provided herein, each
Party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Except as provided in the next sentence, nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination. In the absence of fraud or willful breach, if Tekelec terminates this Agreement, pursuant to Section 10.1(a)(iii)(A) as a result of a breach of any representation or warranty of the Company that existed on the date of this Agreement, then Tekelec shall only be entitled to recover from the Company as its sole and exclusive remedy in connection therewith (in the absence of fraud or willful breach) the fees and expenses of Tekelec's attorneys, accountants, advisors and other representatives incurred in connection with the transactions contemplated hereby (but in no event in an amount in excess of $500,000), and the Company shall promptly pay all such amounts (subject to such limitation) to Tekelec upon request therefor.

                  (c) Breakup Fee. In connection with the negotiation and signing of this Agreement, the Company acknowledges and agrees that Tekelec, its representatives and advisors have devoted significant time and efforts and have incurred significant expenses in reviewing and analyzing the business, assets and operations of the Company. The Company and Tekelec further agree that (i) in the event that (A) Tekelec terminates this Agreement pursuant to Section 10.1(a)(ix), (B) this Agreement is terminated pursuant to Section 10.1(a)(x),
(C) Tekelec terminates this Agreement pursuant to Section 10.1(a)(iv) and prior thereto the Company had received a Company Acquisition Proposal or (D) Tekelec terminates this Agreement pursuant to Section 10.1(a)(iv) and within twelve months of such termination the Company enters into a definitive acquisition, merger or similar agreement to effect a Company Acquisition Proposal, the Company shall promptly (and in any event within one Business Day after the occurrence giving rise to such payment obligation) pay Tekelec a fee equal to $3,780,000.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

                  11.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 11.1 for, or such other address as may be designated in writing hereafter by, such Party:

                  If to Tekelec:

                  Tekelec
                  26580 West Agoura Road
                  Calabasas, California 91302
                  Attention:  President
                  Facsimile No.:  (818) 880-0176

                  and


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
                  Ronald W. Buckly
                  Tekelec
                  26850 West Agoura Road
                  Calabasas, California 91302
                  Facsimile:  (818) 880-0176

                  with a copy to:

                  J. Mark Klamer and Katherine F. Ashton
                  Bryan Cave LLP
                  One Metropolitan Square, Suite 3600
                  211 North Broadway
                  St. Louis, Missouri  63102
                  Facsimile: (314) 259-2020

                  If to the Company:

                  Taqua, Inc.
                  1705 North Plano Road
                  Richardson, TX 75081
                  Attention: Donald W. Pratt
                  Facsimile: (972) 480-8892

                  With a copy to:

                  Nixon Peabody LLP
                  101 Federal Street
                  Boston, MA 02110
                  Attention: Jonathan R. Karis
                  Facsimile: 866-375-3459

                  If to the Stockholders or the Representatives:

                  Bessemer Venture Partners V L.P.
                  1865 Palmer Avenue
                  Suite 104
                  Larchmont, NY 10538
                  Attention: Robert P. Goodman and Edmund Colloton
                  Fax: 914 833-9200

                  and

                  Columbia Capital, L.L.C.
                  201 North Union Street, Suite 300
                  Alexandria, VA 22314
                  Attention: Donald A. Doering
                  Facsimile: 703-519-5870


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
                  With a copy to:

                  Nixon Peabody LLP
                  101 Federal Street
                  Boston, MA 02110
                  Attention: Jonathan R. Karis
                  Facsimile: 866-375-3459

         11.2 Entire Agreement. This Agreement, the Indemnification Agreement, the Escrow Agreement, the Releases and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

         11.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Tekelec without the prior written consent of the Representatives (which consent shall not be unreasonably withheld) or by any of the Major Stockholders or the Company without the prior written consent of Tekelec (which consent shall not be unreasonably withheld); provided, however, that Tekelec shall have the right to transfer and assign its and Acquisition Subsidiary's rights hereunder to any entity which at the time of such transfer and assignment is controlled by Tekelec, but Tekelec shall not be relieved of any liability or obligation hereunder as a result of such transfer and assignment.

         11.4 Amendment and Modification. At any time prior to or after obtaining the Company Stockholder Approval and prior to the Effective Time, this Agreement may be amended, modified or supplemented only by a written agreement among the Company and Tekelec, except that after the Company Stockholder Approval has been obtained there shall be no amendment or modification to the provisions hereof with respect to the Merger Consideration as provided herein nor any amendment or change not permitted under applicable Law, without further approval by the Stockholders of the Company. Any amendment or waiver effected in accordance with this Section 11.4 shall be binding upon Tekelec, the Acquisition Subsidiary, the Company and each of the Stockholders. Notwithstanding anything to the contrary contained herein, from and after the Closing Date, an amendment to this Agreement requiring the consent of the Stockholders shall be satisfied by the written consent of the Supermajority Recipients.

         11.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         11.6 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to "days," unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental authority and any other entity

         11.7 Expenses. The Company shall pay all costs and expenses incurred on behalf of the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Tail Insurance Expenses, the amount of any loans to employees forgiven (including all amounts forgiven on Donald Pratt, Jr.'s loan since January 1, 2004), the fees and expenses of its attorneys, accountants, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Tekelec or its advisors or representatives or otherwise but only to the extent that such advisors have presented the Company and Tekelec on or prior to the second Business Day prior to Closing with a final bill reflecting all such amounts due and owing (all such amounts, excluding, however, (i) any costs or expenses related solely to the completion of the audit of the Company's financial statements for the period ended December 31, 2003 and (ii) the first $96,000 of the Tail Insurance Expenses, the "Company's Acquisition Expenses"). Any such costs and expenses not reflected in the Funds Flow Memorandum shall be the sole responsibility of the Stockholders, and not the responsibility of the Company, Tekelec, Acquisition Subsidiary or the Surviving Corporation, and such amounts shall be promptly deducted from the Escrow and paid to Tekelec upon Tekelec's request therefor. Tekelec shall pay all costs and expenses incurred on its behalf and the Acquisition Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys and accountants. Prior to the Closing , the Company agrees to deliver to Tekelec (i) a certificate from each service provider listed on Schedule 11.7 hereto stating that such service provider has provided a final bill to the Company and Tekelec reflecting all amounts payable by the Company to such service provider in connection with and/or as a result of the consummation of the transactions contemplated hereby and (ii) a certificate of the Company certifying that there are no additional Company Acquisition Expenses other than those reflected in the Funds Flow Memorandum. For the avoidance of doubt, attached hereto as Exhibit H is a flow of funds memorandum which shall be completed immediately prior to Closing in substantially the form attached hereto (the "Funds Flow Memorandum") reflecting the payment of the Company Acquisition Expenses, the deposit of the Escrow Deposit and the Disbursement Account with the Escrow Agent and the payment to the Payment Agent, the aggregate Warrant Consideration and Initial Merger Consideration at the Closing. The Parties agree to cooperate to prepare and deliver the Funds Flow Memorandum immediately prior to the Closing.

         11.8 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.


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
         11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

         11.10 Submission to Jurisdiction; Waivers. Each of the Representatives, the Company and Tekelec irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party or its successors or assigns and determined in the Court of Chancery of the State of Delaware, County of New Castle or the federal courts located in Delaware, and each of the Representatives, the Company and Tekelec hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Representatives, the Company and Tekelec hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 11.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the Escrow Agreement or the subject matter hereof or thereof, may not be enforced in or by such court. Each such party hereto waives all personal service of any and all process upon such party related to this Agreement or the Escrow Agreement and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in Section 11.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

         11.11 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

         11.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         11.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties and other Persons who may be entitled to indemnification pursuant to
Section 1.13.

                                     * * * *

                  IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement and Plan of Merger to be legally binding and effective as of the date first above written.

                                          TEKELEC

                                             By:       /s/ Fred Lax
                                                       -------------------------
                                             Name:     Fred Lax
                                                       -------------------------
                                             Title:    CEO & President
                                                       -------------------------

                                             By:       /s/ Paul J. Pucino
                                                       -------------------------
                                             Name:     Paul J. Pucino
                                                       -------------------------
                                             Title:    CFO
                                                       -------------------------


                                          BUCKAROO, INC.

                                             By:       /s/ Fred Lax
                                                       -------------------------
                                             Name:     Fred Lax
                                                       -------------------------
                                             Title:    CEO
                                                       -------------------------


                                          TAQUA, INC.

                                             By:       /s/ Charles Vogt
                                                       -------------------------
                                             Name:     Charles Vogt
                                                       -------------------------
                                             Title:    President and CEO
                                                       -------------------------

                                          COLUMBIA CAPITAL, L.L.C., AS A
                                          REPRESENTATIVE

                                          By:    /s/ Donald A. Doering
                                                 -------------------------------
                                          Name:  Donald A. Doering
                                          Title: Chief Financial Officer


                                          BESSEMER VENTURE PARTNERS V L.P., AS A
                                          REPRESENTATIVE

                                          By:  Deer V & Co. LLC, General
                                          Partner/ Managing Member


                                          By:  /s/ J. Edmund Colloton
                                               ---------------------------------
                                               Name:  J. Edmund Colloton
                                               Title:  Manager

                                                                       EXHIBIT A

                            CERTIFICATE OF MERGER OF

                                 BUCKAROO, INC.

                            (A DELAWARE CORPORATION)

                                  WITH AND INTO

                                   TAQUA, INC.

                            (A DELAWARE CORPORATION)

Pursuant to Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations are as follows:

                     Taqua, Inc., a Delaware corporation

                     Buckaroo, Inc., a Delaware corporation

SECOND: The Agreement and Plan of Merger, dated as of February 25, 2004, by and among Taqua, Inc., Tekelec and Buckaroo, Inc. (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251(c) of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Taqua, Inc., a Delaware corporation.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation shall be amended and restated in its entirety and is attached hereto as Exhibit A.

FIFTH: The Merger Agreement is on file at 1705 North Plano Road, Richardson, Texas, 75081, the place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: In lieu of a meeting of stockholders of the surviving corporation, the written consent of the necessary number of shares of each class and series of voting stock as required by the Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation of the surviving corporation was obtained in favor of the Merger Agreement, pursuant to Section 228 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be signed by a duly authorized officer, the ____ day of ____________, 2004.

                                           TAQUA, INC.

                                           By:
                                              ----------------------------
                                           Name:
                                                ----------------------------
                                           Title:
                                                 ----------------------------

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

         This ESCROW AGREEMENT (the "Escrow Agreement") is made as of
  , 2004, between Tsunami, a California corporation ("Tsunami"), Tornado, Inc., a Delaware corporation ("Tornado"), Bessemer Venture Partners V L.P. ("Bessemer") and Columbia Capital, L.L.C. ("Columbia" and together with Bessemer, the "Representatives"), as the representatives of the holders of Company Shares, and U.S. Bank National Association (the "Escrow Agent").

                                    RECITALS

         A. Tsunami and Tornado have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 25, 2004, pursuant to which, among other things, the parties thereto agreed to the merger of a subsidiary of Tsunami with and into Tornado.

         B. The transactions contemplated by the Merger Agreement are being closed (the "Closing") contemporaneously with the execution of this Escrow Agreement.

         C. Pursuant to the Merger Agreement, a certain portion of the Merger Consideration is to be deposited in escrow, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.

         D. The Escrow Agent has agreed to hold the Escrow Funds (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

         1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

         2. APPOINTMENT OF ESCROW AGENT. Tornado and the Representatives, on their own behalf and on behalf of all of the holders of Company Shares, hereby appoint the Escrow Agent to serve as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Funds in accordance with and subject to the terms and conditions hereof.

         3. DEPOSIT OF ESCROW FUNDS AND DISBURSEMENT FUNDS.

            3.1. Pursuant to Section 1.10 of the Merger Agreement, Tsunami has deposited with the Escrow Agent $8,500,000 (the "Escrow Deposit"). The Escrow Agent hereby acknowledges receipt of the Escrow Deposit.

            3.2. The Escrow Deposit and any income earned thereon are referred to herein collectively as the "Escrow Funds."

            3.3. Pursuant to Section 1.9(d) of the Merger Agreement, Tsunami has deposited with the Escrow Agent $150,000 (the "Disbursement Account"). The Escrow Agent hereby acknowledges receipt of the Disbursement Account.

            3.4. The Disbursement Account and any income earned thereon are referred to herein collectively as the "Disbursement Funds."

         4. INVESTMENTS.

            4.1. The Escrow Agent shall cause the Escrow Funds and the Disbursement Funds from time to time to be invested and reinvested as directed in writing by the Representatives, in Authorized Investments, provided that all such investments shall have appropriately blended maturities but in no event shall any individual investment mature more than 91 days from the date of investment or reinvestment. For the purpose of this Escrow Agreement, "Authorized Investments" means short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States. Any direction by the Representatives to the Escrow Agent as to investment or reinvestment of funds shall be in writing and shall be provided to the Escrow Agent no later than 9:00 a.m. on the day on which the investment is to be made. Any such direction received after 9:00 a.m. or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. the next Business Day. If a direction is not received, the Escrow Agent shall not have any obligation to invest the Escrow Funds or the Disbursement Funds in Authorized Investments and pending receipt of same shall be entitled to hold such Escrow Funds or Disbursement Funds uninvested in its trust account.

            4.2. All earnings, dividends or other property (including securities) received in connection with the Escrow Funds and the Disbursement Funds shall be converted into cash and invested as provided in this Section 4. The Escrow Agent shall supply a written statement to Tsunami and the Representatives monthly listing all transactions with respect to the Escrow Funds and the Disbursement Funds during each such period.

            4.3. The Escrow Agent shall not be held liable for any losses incurred in the investments of any funds in Authorized Investments provided that the Escrow Agent is not grossly negligent or does not act willfully or in bad faith in connection with such investments.

         5. APPLICATION OF ESCROW FUNDS TO CLAIMS OF TSUNAMI.

            5.1. If Tsunami claims that a Tsunami Indemnified Person has suffered Indemnified Losses for which it is entitled to indemnification under
Section 9.1 of the Merger Agreement at any time prior to 11:59 p.m. on May 1, 2005 (the "Release Date"), Tsunami shall deliver the written notice required by
Section 9.4 of the Merger Agreement (any notice from Tsunami under this Section 5 shall be referred to as a "Release Notice") to the Representatives and the Escrow Agent to release from the Escrow Funds such amount (the "Claimed Amount"). The parties acknowledge that there may be multiple Release Notices given by Tsunami during the term hereof and that any Release Notice may be amended by Tsunami from time to time on or prior to the Release Date (e.g., to increase or decrease the Claimed Amount stated therein), any such amendment being effective as of and from the date of delivery thereof to the Escrow

Agent. The Escrow Agent shall immediately deliver a copy of each Release Notice (and any amendment thereof) received by it to the Representatives. The Claimed Amount shall be paid by the Escrow Agent out of the Escrow Funds to or at the direction of Tsunami in accordance with the Release Notice unless the Representatives dispute the validity or amount of such claim by notifying Tsunami and the Escrow Agent in writing, containing a description in reasonable detail of the basis for the dispute and the amount in dispute (a "Dispute Notice"), within fourteen (14) calendar days after Tsunami has provided the Representatives with its Release Notice. If a Dispute Notice has not been delivered to Tsunami and the Escrow Agent within the required fourteen (14) calendar day period, the Escrow Agent shall promptly disburse from the Escrow Funds to or at the direction of Tsunami the portion of the Escrow Funds set forth in the Release Notice.

            5.2. In the event that a Dispute Notice signed by the Representatives has been provided to Tsunami and the Escrow Agent within the required fourteen (14) calendar day period, the Escrow Agent shall distribute promptly to or at the direction of Tsunami the undisputed portion (if any) of the amount set forth in the Release Notice, and withhold the amount in dispute (the "Disputed Amount"), which amount shall be resolved in accordance with this
Section 5.2. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) the Representatives and Tsunami jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or (ii) the Escrow Agent receives a copy of a final judgment or order of a court of competent jurisdiction (a "Directive") with respect to the Disputed Amount (which judgment or order shall also be delivered by Tsunami to the Representatives or by the Representatives to Tsunami, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than fifteen (15) calendar days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount, as required by such instructions or Directive, as the case may be.

         6. FINAL DISTRIBUTION OF ESCROW FUNDS. Promptly following the Release Date, the Escrow Agent shall release to the Representatives (for distribution by the Representatives to the Holders in accordance with this Section 6) the Escrow Funds remaining in the Escrow Account; provided, however, the Escrow Agent shall retain (and not deliver to the Representatives) such Escrow Funds in the amount equal to all Disputed Amounts outstanding on the Release Date which have not been resolved in accordance with Section 5 and all Claimed Amounts that have not then been paid to Tsunami or disputed by the Representative in accordance with
Section 5 hereof. Following the resolution of any Disputed Amounts in accordance with Section 5 hereof, the Escrow Agent shall disburse the Disputed Amounts as provided in the Directive or in written instructions from Tsunami and the Representatives. Upon receipt of any amounts from the Escrow Account by the Representatives, the Representatives shall promptly (but in no event later than five (5) calendar days thereafter) distribute all such amounts (less any reasonable out of pocket costs and expenses incurred by the Representatives in connection with services hereunder to the extent such Representatives have not previously been reimbursed for such amounts) to the Persons set forth on Exhibit A attached hereto (each a "Holder"), with each Holder being entitled to receive an amount (with respect to each such Holder, such Holder's "Pro Rata Amount") equal to the aggregate amount to be so distributed multiplied by the number set forth next to such Holder's name on Exhibit A under the column entitled "Pro Rata Portion;" provided, however, if any amounts distributed to Tsunami pursuant to the terms hereof were as a result of an indemnity obligation arising under Section 9.1(c) of the Merger Agreement, then (i) any Holder whose breach or violation gave rise to such indemnity obligation shall not be entitled to such Holder's Pro Rata Amount, and instead such Holder shall only be entitled to the greater of (A) $0 and (B) the difference between such Holder's Pro Rata Amount and the amount distributed to Tsunami pursuant to the terms hereof as a result of any such indemnity obligation attributable to such Holder (such amount so distributed to Tsunami the "Individual Obligation Amount") and (ii) each such Individual Obligation Amount shall be distributed to all other Holders in accordance with their Pro Rata Portions, with, for this purpose, such Pro Rata Portions increased on a pro rata basis as among such other Holders in order to allocate the breaching Holder's Pro Rata Portion among such non-breaching Holders (with respect to each such non-breaching Holder, such Holder's "Adjusted Pro Rata Portion"); provided further, if at the time of any distribution by the Representatives of Escrow Funds to the Holders, any Disputed Amount represents an amount that Tsunami has claimed it is entitled to as a result of an indemnity obligation under Section 9.1(c) of the Merger Agreement (an "Individual Obligation Disputed Amount"), then (i) all such Escrow Funds other than any Individual Obligation Disputed Amounts shall be distributed by the Representatives to the Holders, with each Holder being entitled to receive its Pro Rata Amount, except that the Holder or Holders whose alleged breach or violation is at issue with respect to any such Individual Obligation Disputed Amount shall only be entitled to receive the difference between such Holder's Pro Rata Amount of such distribution and the Individual Obligation Disputed Amount attributable to such Holder and (ii) all such Individual Obligation Disputed Amounts shall continue to be held by the Representatives until such time as the disputes with respect to such amounts have been resolved in accordance with the terms hereof, at which time such Individual Obligation Disputed Amounts shall be distributed by the Representatives in accordance with the terms hereof as if such resolution had been known at the time of the initial distribution of such Escrow Funds. The Representatives shall deliver to each Holder in connection with each distribution hereunder a statement showing the calculation of the amounts so distributed. Promptly following each such distribution, the Representatives shall also deliver to Tsunami a copy of each such statement so delivered to the Holders, together with a certificate certifying that all amounts distributed were distributed in accordance with the provisions hereof.

         7. DISTRIBUTION OF DISBURSEMENT FUNDS.

         (a) Upon written notice from the Representatives, the Escrow Agent shall release such portion of the Disbursement Funds as the Representatives shall request in order to reimburse the Representatives for any fees, expenses or losses incurred by the Representatives in the performance of their duties hereunder and pursuant to the Merger Agreement.

         (b) If there are insufficient Disbursement Funds to satisfy a request made by the Representatives pursuant to Section 7(a) hereof and the Escrow Agent has released Escrow Funds following the Release Date to the Representatives in accordance with Section 6, the Representatives shall be entitled to retain the amount of such insufficiency from the Escrow Funds and such disbursement shall reduce the Escrow Funds available to the Holders. In no event shall the Representatives be entitled to reimbursement prior to the Release Date from the Escrow Funds. Following the Release Date, the Representatives shall only be entitled to reimbursement if the Escrow Agent has released Escrow Funds in accordance with
Section 6 to the Representatives for distribution to the Holders. Upon the Release Date, any remaining Disbursement Funds shall be distributed pro rata to the Representatives, or their successors or assigns.

         8. CERTAIN COVENANTS. Tsunami and the Representatives, on their own behalf and on behalf of the Holders, hereby agree that all taxes payable with respect to the interest earnings on the Escrow Deposit shall be the responsibility of the party entitled to such interest earnings. Tsunami and the Representatives agree that the Escrow Agent shall deliver the appropriate tax forms applicable to any such earnings to the Representatives (on behalf of the Holders) and that Tsunami and the Representatives shall cooperate to determine and implement the allocation required by the first sentence of this Section 8 promptly following the delivery of such tax forms. In addition, Tsunami and the Representatives hereby agree that they will make all reasonable efforts to resolve as quickly as possible any claims still pending pursuant to Section 5 or 6 at the time a disbursement is required to made hereunder.

         9. JOINT WRITTEN INSTRUCTIONS AND DIRECTIONS; DISBURSEMENTS. Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Funds, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by Tsunami and the Representatives to the Escrow Agent or in a Directive. The parties hereto agree that all disbursements required to be made hereunder shall be made to the Representatives (and by the Representatives to the Holders) by wire transfer or check and to or at the direction of Tsunami by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement. All directions, notices and other actions given by the Representatives pursuant to this Escrow Agreement shall be unanimous.

         10. PROVISIONS CONCERNING THE ESCROW AGENT.

            10.1. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.

            10.2. The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized so to do.

            10.3. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

            10.4. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

            10.5. The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

            10.6. The Representatives, on the one hand, and Tsunami, on the other hand, shall each upon demand pay to the Escrow Agent 50% of the amount of all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Agent may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Funds. In the event Escrow Agent deducts any unpaid fees for which Tsunami is responsible hereunder from the Escrow Funds, Tsunami shall promptly deposit into the Escrow Account Tsunami's portion of such unpaid fees and in the event Escrow Agent deducts any unpaid fees for which any of the holders of Company Shares is responsible hereunder from the Escrow Funds, the Representatives shall promptly deposit into the Escrow Account such Stockholder's portion of such unpaid fees or if the Representatives fail to do so, the Escrow Agent shall deduct such amounts from the Disbursement Funds.

            10.7. The Escrow Agent may resign by giving written notice in writing to Tsunami, Tornado and the Representatives of such resignation, specifying a date which such resignation shall take effect, which shall in no event be earlier than sixty (60) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Funds. Immediately upon receipt of such notice, Tsunami, Tornado and the Representatives shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to Tsunami, Tornado and the Representatives and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Funds. In the event that a successor Escrow Agent shall not be so appointed by the date of resignation specified by the Escrow Agent, the Escrow Agent shall have the right to appoint as a successor Escrow Agent any national bank, and the parties hereto agree to accept any such successor Escrow Agent appointed by the Escrow Agent.

            10.8. In the event of any dispute between Tsunami, Tornado or the Representatives, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Funds or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may deposit the Escrow Funds with any court described in Section 11.10 of the Merger Agreement pending the decision of such court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Agent under this Section 10.8 are cumulative of all other rights which it may have by law or otherwise.

            10.9. The parties to the Escrow Agreement (other than the Escrow Agent) hereby agree that, the Escrow Agent shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to this Section 10.9 shall be paid from the Escrow Fund. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, Tsunami and the Representatives (jointly and severally) agree that any payment required to be made pursuant to this Section 10.9 shall be paid 50% by Tsunami and 50% by the Representatives. The Escrow Agent may deduct any unpaid amounts from the Escrow Funds. In the event Escrow Agent deducts any unpaid amounts for which Tsunami is responsible under this Section 10.9 from the Escrow Funds, Tsunami shall promptly deposit into the Escrow Account Tsunami's portion of such unpaid amounts and in the event Escrow Agent deducts any unpaid amounts for which any of the Representatives are responsible hereunder from the Escrow Funds, the Representatives shall promptly deposit into the Escrow Account the Representatives' portion of such unpaid amounts or if the Representatives fail to do so, the Escrow Agent shall deduct such amounts from the Disbursement Funds.

            10.10. Tsunami and the Representatives together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Tsunami and the Representatives shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Funds to such successor Escrow Agent.

         11. PROVISIONS CONCERNING THE REPRESENTATIVES.

            11.1. Until the later of the Release Date or the date on which no Escrow Funds remain held in escrow hereunder, the Representatives shall, and shall have full power and authority to, exclusively act on behalf of each Holder in connection with all matters relating to this Escrow Agreement and the Merger Agreement. The Representatives shall also have full power and authority to give and receive notices by or on behalf of each Holder.

            11.2. The Representatives shall be entitled to reimbursement from the Holders of all reasonable expenses incurred in the performance of its duties as Representatives under this Escrow Agreement and the Merger Agreement. To the extent that expenses of the Representatives remain unreimbursed by the Holders and Escrow Funds remain in the Escrow Account on the Release Date, the reimbursement obligations contained in this Section 11.2 shall be satisfied by the Holders from the Escrow Funds (less, in either case, any Disputed Amounts), as appropriate to the expenses being reimbursed, pro rata from each such Holder based on the Holder's Pro Rata Portion.

            11.3. By giving notice to the Representatives in the manner provided by Section 12, a party shall be deemed to have given notice to all of the Holders and any action taken by the Representatives may be considered by any other party to be the action of each such

Holder for all purposes, including for all purposes of this Escrow Agreement and the Merger Agreement. In addition, the parties hereto acknowledge and agree that
(i) none of the Holders shall be entitled to individually take any action which the Representatives are authorized hereunder to take on behalf of such Holders and (ii) the failure of the Representatives to take any action they are permitted or authorized to take hereunder on behalf of the Holders during the applicable time period in which such action is permitted to have been taken by the Representatives, including, without limitation, providing any Dispute Notice hereunder or under the Merger Agreement, shall be deemed for all purposes to constitute a complete waiver and release by each Holder of the right to individually take any such action. Notwithstanding the foregoing, nothing in this Escrow Agreement shall be construed in any way to create any obligation of the Representatives with respect to the indemnification obligations of the Holders under Section 9.1(b) of the Merger Agreement.

            11.4. In the event that a Representative is unable or refuses to serve, the other Representative shall serve alone. In the event that both Representatives are unable or refuse to serve, the Stockholders will promptly notify Tsunami and the Escrow Agent in writing of the designation by the Supermajority Recipients of successors to act as Representatives hereunder.

         12. NOTICES AND WRITTEN DIRECTIONS. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended and by depositing such notice, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 12 for, or such other address as may be designated in writing hereafter by, such party:

                           If to Tsunami or the Company:

                           26580 West Agoura Road
                           Calabasas, California 91302
                           Attention:  President
                           Facsimile No.:  (818) 880-0176

                           and

                           Ronald W. Buckly
                           Tsunami
                           26850 West Agoura Road
                           Calabasas, California 91302
                           Facsimile:  (818) 880-0176
                           with a copy to:

                           J. Mark Klamer and Katherine F. Ashton
                           Bryan Cave LLP
                           One Metropolitan Square, Suite 3600
                           211 North Broadway
                           St. Louis, Missouri  63102
                           Facsimile: (314) 259-2020

                           If to the Representatives:

                           Bessemer Venture Partners V L.P.
                           1865 Palmer Avenue
                           Suite 104
                           Larchmont, NY 10538
                           Attention: Robert P. Goodman and Edmund Colloton
                           Fax: 914 833-9200

                           and

                           Columbia Capital, L.L.C.
                           201 North Union Street, Suite 300
                           Alexandria, VA 22314
                           Attention: Donald A. Doering
                           Facsimile: 703-519-5870

                           with a copy to:

                           Nixon Peabody LLP
                           101 Federal Street
                           Boston, MA 02110
                           Attention: Jonathan R. Karis
                           Facsimile: 866-375-3459

                           If to the Escrow Agent:

                           U.S. Bank National Association
                           Attn: Brian J. Kabbes
                           One U.S. Bank Plaza
                           Mail Code: SL-MO-T6CT
                           St. Louis, MO 63101
                           Telephone: (314) 418-3943
                           Fax: (314) 418-1225

         13. TRANSFER OF INTERESTS. The interests of the Holders or the Representatives in the Escrow Funds or the Disbursement Funds and the rights and obligations of the parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument. Neither the Representatives nor the Holders shall be entitled to withdraw the Escrow Funds or the Disbursement Funds except as provided hereunder or to substitute any other property therefore.

         14. LIABILITIES OF TSUNAMI, REPRESENTATIVES AND STOCKHOLDERS. Neither the depositing hereunder of the Escrow Deposit nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of any of Tsunami, Tornado, the Representatives or the Holders to any other party under the Merger Agreement.

         15. COUNTERPARTS. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by fax or otherwise. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages fax.

         16. AMENDMENT; WAIVER. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Tornado, Tsunami, the Representatives, and the Escrow Agent. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         17. BINDING EFFECT; ASSIGNMENT. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         18. HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

         19. SEVERABILITY. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

         20. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

         21. FURTHER ASSURANCES. Each party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

         22. THIRD PARTY BENEFICIARY.23. Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement.

         24. VENUE AND JURISDICTION. Any disputes arising out of, in connection with or with respect to this Escrow Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in Section
11.10 of the Merger Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

                                TEKELEC

                                By:________________________________
                                Name:
                                Title:



                                By:________________________________
                                Name:
                                Title:


                                TAQUA, INC.

                                By:________________________________
                                Name:
                                Title:


                                REPRESENTATIVES

                                COLUMBIA CAPITAL, L.L.C., as a Representative


                                By:________________________________
                                   Name:  Donald A. Doering
                                   Title: Chief Financial Officer


                                Bessemer Venture Partners V L.P., as a
                                Representative

                                By:  Deer V & Co. LLC, General Partner/
                                Managing Member


                                By:________________________________
                                   Name:  J. Edmund Colloton
                                   Title:  Manager

                                   U.S. Bank National Association



                                By:_________________________________
                                Name:______________________________
                                Title:_______________________________

                                                                       EXHIBIT C

                            INDEMNIFICATION AGREEMENT


            THIS INDEMNIFICATION AGREEMENT (the "Agreement") is entered into as of February 25, 2004, by and among TEKELEC, a California corporation ("Tekelec"), BUCKAROO, INC., a Delaware corporation and wholly-owned subsidiary of Tekelec ("Acquisition Subsidiary"), TAQUA, INC., a Delaware corporation (the "Company"), the Representatives, and those Stockholders listed on the signature pages hereto (the "Major Stockholders"). Tekelec, Acquisition Subsidiary, the Representatives, the Major Stockholders and the Company are referred to herein each as a "Party" and together as the "Parties."

                                    RECITALS

            A. Tekelec, Acquisition Subsidiary and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 25, 2004, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company, contemporaneously with the execution of this Agreement; and

            B. As a condition precedent to the closing of the Merger Agreement, this Agreement must remain in full and effect on and as of the Closing Date.

            C. Each Major Stockholder has reviewed the form of (i) Merger Agreement, (ii) Escrow Agreement, dated as of February 25, 2004, by and among Tekelec, the Company, Bessemer Venture Partners V L.P. and Columbia Capital, L.L.C., as representatives of certain stockholders of the Company thereunder, and U.S. Bank National Association, as escrow agent, (iii) the Certificate of Merger in the form attached to the Merger Agreement as Exhibit A, and (iv) this Agreement (collectively, the "Documents"). Each Major Stockholder has also reviewed such other materials as such Major Stockholder has deemed necessary or appropriate for the purposes of this Agreement. All transactions or actions contemplated by the Documents are hereinafter referred to, collectively, as the "Transactions."

            NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

            1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement. In addition, all capitalized terms used in the provisions of the Merger Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Merger Agreement.

            2. APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. The provisions contained in Section 1.13 of the Merger Agreement are hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such provisions.

            3. REPRESENTATIONS AND WARRANTIES OF MAJOR STOCKHOLDERS. The representations and warranties of the Major Stockholders contained in Article III of the Merger Agreement are hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Major Stockholders shall be deemed to have made such representations and warranties to Tekelec and the Acquisition Subsidiary on the terms provided therein and shall be entitled to all of the benefits, and subject to all of the obligations, contained in such provisions or in the Merger Agreement with respect thereto.

            4. RELEASE.

            (a) Each Major Stockholder acknowledges that Tekelec has required that, as a condition to Tekelec entering into the Merger Agreement and the transactions contemplated thereby, each Major Stockholder must enter into this Agreement. Notwithstanding the foregoing, however, this Agreement shall not be effective until the Effective Time.

            (b) Upon the Effective Time, each Major Stockholder hereby unconditionally and irrevocably agrees to, and does, remise, release and forever discharge the Company, its parent companies, affiliates and subsidiaries, Tekelec, its affiliates and subsidiaries, the stockholders and owners of each of the foregoing, and the directors, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing, in each case now or hereafter existing (the "Releasees"), from any and all liabilities, claims, demands, actions, causes of action, debt, account, bond, judgments, suits, interest, penalties, expenses, and/or litigation costs, including reasonable attorneys' fees, expert fees, and appellate fees and costs, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, which arise or have arisen, or the basis for which occurs or has occurred, at or prior to the Effective Time (collectively, "Claims").

            (c) Each Major Stockholder affirms that the matters covered by
Section 4(b) include, without limitation, (i) any Claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the sale of any of the Company's securities to, or ownership of any of the Company's securities by, such Major Stockholder, (ii) any Claims challenging or disputing the validity, enforceability, binding effect or legality of the Documents, and (iii) any Claims for breach of fiduciary duty arising from any actions or inactions at or prior to the Effective Time, including, without limitation, related to the Merger and the related transactions contemplated by the Documents.

            (d) Upon the Effective Time, each Major Stockholder does not remise, release or discharge the Releasees from (i) their covenants, agreements and obligations under the Documents, whether such covenants, agreements and obligations are required to be performed or otherwise arise prior to, at or after the Effective Time, or (ii) any action or inaction after the Effective Time.

            (e) Each Major Stockholder agrees that nothing in this Release is an admission by either such Major Stockholder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any Person. Each Major Stockholder further acknowledges that he, she or it understands this Release, the claims he, she or it is releasing, the promises and agreements he, she or it is making, and the effect of his signing this Release. This Release shall be construed and governed by the laws of the State of Delaware applicable to contracts executed and performed entirely within such state.

            (f) Each Major Stockholder hereby waives the benefit of any statute or rule of law which, if applied to this Release, would exclude from its binding effect any Claim against the Releasees not now known by such Major Stockholder to exist. This Agreement is intended to be a general release and a covenant not to sue that extinguishes all Claims released above and precludes any attempt by any Major Stockholder to initiate any litigation against the Releasees with respect to the Claims released above. If any Major Stockholder commences any Claim in violation of this Agreement, the Releasees shall be entitled to assert this Agreement as a complete bar. This Agreement is binding on the Major Stockholders and their respective heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.

            (g) Solely with respect to the Claims released hereunder, each Major Stockholder expressly waives and relinquishes to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

            (h) Each Major Stockholder hereby acknowledges that he, she or it has been advised to consult with an attorney before executing this Agreement and otherwise in connection with the Merger and all actions contemplated by the Documents and the Merger and the related transactions contemplated by the Documents and that such Major Stockholder has done so or, after careful reading and consideration has chosen not to do so of such Major Stockholder's own volition. Each Major Stockholder hereby acknowledges that he, she or it has signed this Release knowingly and voluntarily and with the advice of any counsel retained to advise such Major Stockholder with respect to it.

            5. INDEMNIFICATION. Article IX of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article. The Major Stockholders acknowledge and agree that pursuant to the terms of the Escrow Agreement, the Representatives may request that from time to time funds may be disbursed from the Disbursement Account to reimburse the Representatives for their fees, expenses and losses relating to the performance of their obligations under the Escrow Agreement and the Merger Agreement. In the event that insufficient funds remain in the Disbursement Account to make such disbursement, the Major Stockholders acknowledge and agree that following the Release Date (as defined in the Escrow Agreement) the Escrow Agent shall reimburse the Representatives out of the Escrow Funds for the amount of such insufficiency to the extent, and only in the circumstances provided for, in the Escrow Agreement.

            6. TERMINATION. Prior to the Effective Time, this Agreement shall be terminated in the event that the Merger Agreement is terminated in accordance with Article X of the Merger Agreement; provided that nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to the termination. From and after the Effective Time, Sections 2, 3, and 5 shall be terminated upon the termination of the indemnification obligations of the Major Stockholders pursuant to the terms of the Merger Agreement and this Agreement.

            7. MISCELLANEOUS PROVISIONS.

            (a) Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 7(a) for, or such other address as may be designated in writing hereafter by, such Party:

If to Acquisition Subsidiary or Tekelec or to the Company following the Closing:

Tekelec                                     and       Ronald W. Buckly
26580 West Agoura Road                                Tekelec
Calabasas, California 91302                           26850 West Agoura Road
Attention:  President                                 Calabasas, California
Facsimile No.:  (818) 880-0176                        91302
                                                      Facsimile: (818) 880-0176

with a copy to:

J. Mark Klamer and Katherine F. Ashton
Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri  63102
Facsimile: (314) 259-2020

If to the Company prior to the Closing:

Taqua, Inc.
1705 North Plano Road
Richardson, TX 75081
Attention: Donald W. Pratt
Facsimile: (972) 480-8892

With a copy to:

Nixon Peabody LLP
101 Federal Street
Boston, MA 02110
Attention: Jonathan R. Karis
Facsimile: 866-375-3459

If to the Major Stockholders:


Bessemer Venture Partners V L.P.                      Columbia Capital, L.L.C.
1865 Palmer Avenue, Suite 104                         201 North Union Street, Suite 300
Larchmont, NY 10538                                   Alexandria, VA 22314
Attention: Robert P. Goodman                          Attention: Donald A. Doering
and Edmund Colloton                                   Facsimile: 703-519-5870
Facsimile: 914-833-9200

INVESTCORP International                              RRE Ventures
280 Park Avenue, 36th Floor                           126 E. 56th Street
New York, NY 10017                                    New York, NY 10022
Attention:  Alex Guira                                Attention: Richard A. McGinn
Facsimile: 212-983-7073                               Facsimile: 212-355-0330

Court Square Ventures, LLC                            Point Judith Capital
Zero Court Square                                     5784 Post Road, Suite 5
Charlottesville, VA 22902                             East Greenwich, RI  02818
Attention: Randy Castleman                            Attention: David J. Martirano
Facsimile: 804-817-3299                               Facsimile: 401-935-4346


With a copy to:

Nixon Peabody LLP
101 Federal Street
Boston, MA 02110
Attention: Jonathan R. Karis
Facsimile: 866-375-3459

            (b) Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by any party hereto without the prior written consent of the other parties hereto.

            (c) Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).

            (d) Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a governmental authority and any other entity

            (e) Remedies. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

            (f) Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

            (g) Submission to Jurisdiction; Waiver. For the purposes of this Agreement only, each of the Representatives, the Major Stockholders, the Company and Tekelec irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party or its successors or assigns and determined in the state courts of the State of New York located in New York County, or the United Stated District Court for the Southern District of New York, and each of the Representatives, the Major Stockholders, the Company and Tekelec hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Representatives, the Major Stockholders, the Company and Tekelec hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 7(a), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject matter hereof, may not be enforced in or by such court. Each such party hereto waives all personal service of any and all process upon such party related to this Agreement and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in Section 7(a) hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

            (h) No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other Parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

            (i) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            (j) No Third Parties Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties.

            (k) Amendment. This Agreement may only be amended with the prior written consent of the Company, Tekelec and the Major Stockholders entitled to at least eighty percent (80%) of the aggregate Merger Consideration to be received by all Major Stockholders at the Effective Time. Notwithstanding the foregoing, without the prior written consent of the Representatives, the Major Stockholders shall not amend this Agreement in a way that retroactively materially increases the obligations and liabilities of, or materially decreases the rights of and benefits to, the Representatives.

                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first set forth above.

                                     TEKELEC


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:


                                    TAQUA, INC.


                                     By:
                                        ---------------------------------------
                                     Name:
                                     Title:


                                    REPRESENTATIVES

                                    COLUMBIA CAPITAL, L.L.C., as a
                                    Representative


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer

                                    Bessemer Venture Partners V L.P., as a
                                    Representative

                                    By: Deer V & Co. LLC, General Partner/
                                    Managing Member


                                     By:
                                        ---------------------------------------
                                        Name:  J. Edmund Colloton
                                        Title: Manager

                                    MAJOR STOCKHOLDERS


                                    RRE VENTURES III, L.P.
                                    RRE VENTURES III-A, L.P.
                                    RRE VENTURES FUND III, L.P.


                                     By:
                                        ---------------------------------------
                                        Name:  Andrew L. Zalasin
                                        Title: General Partner


                                    POINT JUDITH VENTURE FUND, L.P.

                                    By:  Point Judith Capital Partners, LLC,
                                         its General Partner

                                    By:  Point Judith Administrators, LLC,
                                         its Manager


                                     By:
                                        ---------------------------------------
                                        Name:  David J. Martirano
                                        Title: Manager



                                    BESSEMER VENTURE PARTNERS V L.P.
                                    BESSEC VENTURES V L.P.
                                    BESSEMER VENTURE INVESTORS III L.P.
                                    BVE 2001 LLC
                                    BVE 2001(Q) LLC
                                    BIP 2001 L.P.

                                    By: Deer V & Co. LLC, General Partner/
                                    Managing Member


                                     By:
                                        ---------------------------------------
                                        Name:  J. Edmund Colloton
                                        Title: Manager

                                     COVE VENTURES LLC
                                     By:  Cove Road Associates, LLC


                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:


                                    COLUMBIA CAPITAL EQUITY PARTNERS II
                                    (QP), LP

                                    By:  Columbia Capital Equity Partners,
                                    LLC, its General Partner


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer


                                     COLUMBIA TAQUA PARTNERS, LLC
                                     By:  Columbia Capital, LLC, its Manager


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer


                                     COLUMBIA NOVIDA INVESTORS, LLC
                                     By: Columbia Capital Corporation, its
                                     Managing Member


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer

                                     COLUMBIA CAPITAL EQUITY PARTNERS III
                                     (QP), LP

                                     By:  Columbia Capital Equity Partners
                                     III, LP, its General Partner


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer


                                     COLUMBIA CAPITAL EQUITY PARTNERS III
                                     (AI), LP

                                     By: Columbia Capital Equity Partners
                                     III, LP, its General Partner


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer


                                     COLUMBIA TAQUA PARTNERS III, LLC
                                     By:  Columbia Capital III, LLC, its
                                     Manager


                                     By:
                                        ---------------------------------------
                                        Name:  Donald A. Doering
                                        Title: Chief Financial Officer


                                     COURT SQUARE VENTURES I, LLC

                                     By: Court Square Ventures, LLC, its
                                     Manager


                                     By:
                                        ---------------------------------------
                                        Name:  W. R. Castleman
                                        Title: Manager

                                     INVESTCORP/(212) VENTURES TECHNOLOGY
                                     FUND I, L.P.,
                                     a Delaware limited partnership

                                     By: Technology Ventures Limited, a
                                     Delaware limited partnership, its
                                     General Partner


                                     By:
                                        ---------------------------------------

                                     Name:
                                          -------------------------------------

                                     Title:
                                           ------------------------------------

                                     BUCKAROO, INC.


                                     By:
                                        ---------------------------------------

                                     Name:
                                          -------------------------------------

                                     Title:
                                           ------------------------------------

                                    EXHIBIT D

                             INTENTIONALLY OMITTED.

                                                                       EXHIBIT E

                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                                TAQUA, INC.

      FIRST: The name of the Corporation is Taqua, Inc.

      SECOND: Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Center.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares common stock, par value $.01 per share.

      FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

            (i) to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal Bylaws made by the Board of Directors; and

            (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the Bylaws of the Corporation or as authorized by resolution of the stockholders or Board of Directors of the Corporation.

      SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      SEVENTH:

      A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

      B. The Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

      EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

      IN WITNESS WHEREOF, Taqua, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed as its act and deed by its duly authorized officer this ____ day of _____________, 2004.

                                       TAQUA, INC.



                                       By:  _______________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT F

                            AMENDED AND RESTATED
                                   BYLAWS
                                     OF
                                TAQUA, INC.

                                 Article I
                                Stockholders

      Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

      Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

      Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

      Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

      Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these Bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these Bylaws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

      Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

      Section 1.7. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the certificate of incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the certificate of incorporation) the Board of Directors may require a larger vote upon any election or question.

      Section 1.8. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

      Section 1.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

      Section 1.10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                   Article II
                               Board of Directors

      Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.

      Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Unless otherwise provided in the certificate of incorporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

      Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined, notice thereof need not be given.

      Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

      Section 2.5. Telephonic Meetings Permitted. Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by law shall constitute presence in person at such meeting.

      Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.

      Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

      Section 2.8. Informal Action by Directors. Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                   Article III
                                   Committees

      Section 3.1. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation; but no such committee shall have power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, removing or indemnifying directors or amending these Bylaws; and, unless the resolution expressly so provided, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

      Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to
Article II of these Bylaws.

                                   Article IV
                                    Officers

      Section 4.1. Officers; Election; Qualification; Term of Office; Resignation; Removal; Vacancies. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Each such officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

      Section 4.2. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

                                    Article V
                                      Stock

      Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

      Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                   Article VI
                                  Miscellaneous

      Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

      Section 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

      Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these Bylaws.

      Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

      Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

      Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

      Section 6.7. Amendment of Bylaws. These Bylaws may be altered or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter or repeal any by law whether or not adopted by them.

                                                                       EXHIBIT G

                                  RELEASE

      The undersigned (the "Stockholder") is a record and/or beneficial owner of shares of voting stock of Taqua, Inc. (the "Company").

      WHEREAS, Tekelec, Buckaroo, Inc. ("Acquisition Subsidiary") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February __, 2004, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company, contemporaneously with the execution of this Release; and

      WHEREAS, as a condition precedent to the closing of the Merger Agreement, Stockholder must enter into this Release; and

      WHEREAS, Stockholder has reviewed the form of (i) Merger Agreement, (ii) Escrow Agreement, dated as of February 25, 2004, by and among Tekelec, the Company, Bessemer Venture Partners V L.P. and Columbia Capital, L.L.C., as representatives of certain stockholders of the Company thereunder, and U.S. Bank National Association, as escrow agent, (iii) the Certificate of Merger in the form attached to the Merger Agreement as Exhibit A, and (iv) this Agreement (collectively, the "Documents"). Stockholder has also reviewed such other materials as such Stockholder has deemed necessary or appropriate for the purposes of this Agreement. All transactions or actions contemplated by the Documents are hereinafter referred to, collectively, as the "Transactions."

      NOW, THEREFORE, Stockholder hereby agrees as follows:

      Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

      Stockholder acknowledges that Tekelec has required that, as a condition to Tekelec entering into the Merger Agreement and the transactions contemplated thereby, Stockholder must enter into this Release.

      Upon the Effective Time, Stockholder hereby unconditionally and irrevocably agrees to, and does, remise, release and forever discharge the Company, its parent companies, affiliates and subsidiaries, Tekelec, its affiliates and subsidiaries, the stockholders and owners of each of the foregoing, and the directors, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing, in each case now or hereafter existing (the "Releasees"), from any and all liabilities, claims, demands, actions, causes of action, debt, account, bond, judgments, suits, interest, penalties, expenses, and/or litigation costs, including reasonable attorneys' fees, expert fees, and appellate fees and costs, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, which arise or have arisen, or the basis for which occurs or has occurred, at or prior to the Effective Time (collectively, "Claims").

      Stockholder affirms that the matters covered by the preceding paragraph include, without limitation, (i) any Claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the sale of any of the Company's securities to, or ownership of any of the Company's securities by, Stockholder, (ii) any Claims challenging or disputing the validity, enforceability, binding effect or legality of the Documents, and (iii) any Claims for breach of fiduciary duty arising from any actions or inactions at or prior to the Effective Time, including, without limitation, related to the Merger and the related transactions contemplated by the Documents.

      Upon the Effective Time, Stockholder does not remise, release or discharge the Releasees from (i) their covenants, agreements and obligations under the Documents, whether such covenants, agreements and obligations are required to be performed or otherwise arise prior to, at or after the Effective Time, or (ii) any action or inaction after the Effective Time.

      Stockholder agrees that nothing in this Release is an admission by either Stockholder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Release is to be construed as such by any Person. Stockholder further acknowledges that he, she or it understands this Release, the claims he, she or it is releasing, the promises and agreements he, she or it is making, and the effect of his signing this Release. This Release shall be construed and governed by the laws of the State of Delaware applicable to contracts executed and performed entirely within such state.

      Stockholder agrees that nothing in this Release is an admission by either Stockholder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Release is to be construed as such by any person. Stockholder further acknowledges that he, she or it understands this Release, the claims he, she or it is releasing, the promises and agreements he, she or it is making, and the effect of his signing this Release. This Release shall be construed and governed by the laws of the State of Delaware applicable to contracts executed and performed entirely within such state.

      Stockholder hereby waives the benefit of any statute or rule of law which, if applied to this Release, would exclude from its binding effect any Claim against the Releasees not now known by Stockholder to exist. This Release is intended to be a general release and a covenant not to sue that extinguishes all Claims released above and precludes any attempt by such Stockholder to initiate any litigation against the Releasees with respect to the Claims released above. If Stockholder commences any Claim in violation of this Release, the Releasees shall be entitled to assert this Release as a complete bar. This Release is binding on Stockholder and their respective heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.

      Solely with respect to the Claims released hereunder, Stockholder expressly waives and relinquishes to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

      Stockholder hereby acknowledges that he, she or it has been advised to consult with an attorney before executing this Release and otherwise in connection with the Merger and all actions contemplated by the Documents and the Merger and the related transactions contemplated by the Documents and that such Stockholder has done so or, after careful reading and consideration has chosen not to do so of such Stockholder's own volition. Stockholder hereby acknowledges that he, she or it has signed this Release knowingly and voluntarily and with the advice of any counsel retained to advise such Stockholder with respect to it.

      Prior to the Effective Time, this Release shall be terminated in the event that the Merger Agreement is terminated in accordance with Article X of the Merger Agreement; provided that nothing contained in this Release shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Release prior to the termination.

      [Remainder of page left intentionally blank. Signature page follows.]

       Dated: __________ __, 2004 to be effective immediately prior to the Effective Time.


                                     [PLEASE FILL IN NAME]

                                     By:
                                          ----------------------------
                                     Name:
                                            --------------------------
                                     Title:
                                             -------------------------

                                    EXHIBIT H

                              SEE SCHEDULE 11.7(b).